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Universal Electronics, Inc.

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April 29, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Universal Electronics Inc., to be held on Thursday, June 9, 2011 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.

You will be asked to consider and vote upon the election of a member of our Board of Directors, to hold an advisory vote on executive compensation, to hold an advisory vote on the frequency of future executive compensation votes, and to vote for the ratification of the Board of Directors’ engagement of our independent registered public accountants for the year ending December 31, 2011. Details of these proposals and a description of our general business, directors and management are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve Proposals 1, 2, and 4, and for a frequency of “every 3 years” on Proposal 3.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed within the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
6101 Gateway Drive
Cypress, California 90630
714-820-1000
714-820-1010 Facsimile
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters:
6101 Gateway Drive
Cypress, California 90630

Notice of Annual Meeting of Stockholders
to be Held on Thursday, June 9, 2011

The 2011 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation (“Universal,” the “Company,” “we,” “us” or “our”), will be held on Thursday, June 9, 2011 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630.

The meeting will be conducted for the following purposes::

Proposal One:  To elect Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2012 or until the election and qualification of his successor;

Proposal Two:  To hold an advisory vote on executive compensation;

Proposal Three:  To hold an advisory vote on the frequency of future executive compensation votes;

Proposal Four:  To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2011; and

To consider and act upon such other matters as may properly come before this Annual Meeting or any and all postponements or adjournments thereof.

All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on Monday, April 18, 2011 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you have Internet access, we encourage you to record your vote via the Internet at www.envisionreports.com/ueic. It is convenient, and saves us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the annual meeting.

IF YOU PLAN TO ATTEND THE MEETING:

Registration and seating will begin at 3:30 p.m. (Pacific Daylight Time). Each stockholder will need to bring valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Senior Vice President, General
Counsel and Secretary

April 29, 2011
Cypress, California

UNIVERSAL ELECTRONICS INC.
6101 Gateway Drive
Cypress, California 90630

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, June 9, 2011, at 4:00 p.m. (Pacific Daylight Time): The Proxy Statement and the Annual Report on Form 10-K are available at www.uei.com under the heading “About Us”, then “Investor” and then “SEC Filings”.

This proxy statement contains information concerning our annual meeting of stockholders to be held on Thursday, June 9, 2011, beginning at 4:00 p.m. (Pacific Daylight Time) at our office, 6101 Gateway Drive, Cypress, California 90630 and at any adjournments or postponements of the meeting. Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about April 29, 2011.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the following:

Proposal		Board Recommendation

Proposal 1	Election of Director	FOR
Proposal 2	Advisory vote on executive compensation	FOR
Proposal 3	Advisory vote on the frequency of future executive compensation votes	Every 3 years
Proposal 4	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2011	FOR

In addition, management will respond to questions from stockholders, if any. We are not aware of any other matters that will be brought before our annual meeting for action.

Who is entitled to vote at the annual meeting?

You are entitled to vote at our annual meeting only if you were a record holder of our common stock at the close of business on Monday, April 18, 2011, the record date for our annual meeting. At the close of business on the record date, 15,014,491 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Most stockholders have a choice of voting by mail, on the Internet, by telephone or in person at our annual meeting.

Voting by Mail.  If you are a stockholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “FOR” Proposals 1, 2, and 4, and for a frequency of “every 3 years” on Proposal 3. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before our annual meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone.  If you are a stockholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a stockholder of record and you vote on the Internet or by telephone, your vote must be received by 1:00 a.m. C.S.T. on June 9, 2011; you should not return your proxy card.

If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.

Voting in Person.  All stockholders may vote in person at our annual meeting. Stockholders of record may also be represented by another person present at our annual meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at our annual meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the NASDAQ, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2, and 3 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1, 2, and 3, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 4 is considered a routine matter and, therefore, broker non-votes are not expected to exist on that proposal.

Who tabulates the vote?

Representatives of Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at our annual meeting.

What constitutes a quorum for the Annual Meeting?

A “quorum” of stockholders is necessary for us to hold a valid annual meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, stockholders of record entitled to exercise not less than fifty percent of the voting power of UEI. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).  To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominee receiving the most “for” votes will be elected. Any broker non-votes with respect to the election of a director will not be counted as a vote cast and, therefore, will have no effect on the vote.

Advisory Vote on Executive Compensation (Proposal 2).  The approval, on an advisory basis, of the compensation of our named executives requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Advisory Vote on the Frequency of Future Executive Compensation Votes (Proposal 3).  The approval, on an advisory basis, of a particular period for the frequency of holding future executive compensation votes requires a majority of the votes cast. . If none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. You may vote in favor of holding future executive compensation votes every year, every two years, every three years, or you may choose to abstain. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Ratification of Independent Registered Public Accounting Firm (Proposal 4).  The ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2011 requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Other Items.  All other proposals and other business as may properly come before our annual meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Restated Certificate of Incorporation, as amended and our Amended and Restated By-Laws.

Can I revoke or change my vote after I submit my proxy?

If you are a registered stockholder, you may revoke or change your vote at any time before the proxy card is voted, by filing with our transfer agent, Computershare Trust Company, N.A. either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the meeting in person, you may ask the inspector of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Computershare Trust Company, N.A., P.O. Box 43126, Providence, RI 02940.

If your shares are held in “street name” or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on Monday, April 18, 2011, the record date. If you are a stockholder of record, we may ask you to present evidence of stock ownership and valid photo identification to enter our annual meeting. If you hold your stock in street name, we may ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on Monday, April 18, 2011, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at our annual meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of our annual meeting.

Who pays the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. One or more of telephone, email, telegram, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies by mail. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners.

What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in “street name,” delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify us by calling (714) 820-1000 or by sending a written request to our secretary at Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

Are the Proxy Statement and the 2010 Annual Report to Stockholders available on the Internet?

Yes. This Proxy Statement, our 2010 Annual Report to Stockholders and our 2010 Annual Report on Form 10-K are available online at www.envisionreports.com/ueic and on our website at www.uei.com under the heading “About Us” then “Investor”.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

CORPORATE GOVERNANCE

We have a long history of good corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities our stockholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our stockholders.

Business Ethics — Code of Conduct

We have operated under a business ethics practice and policy for many years and are committed to conducting business in an ethical and legal manner throughout the world. In this connection, we have adopted a Code of Conduct that applies to all directors, officers and employees, including without limitation our principal executive officer, principal financial officer and principal accounting officer and outlines the broad principles of ethical and legal conduct embraced by our company to guide our business related conduct. Any person subject to the Code of Conduct must avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, report all violations of the Code of Conduct and potential conflicts of interest and otherwise act with integrity and UEI’s best interest. The Code of Conduct also includes procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Conduct complies with the requirements of NASD and the Sarbanes-Oxley Act of 2002 and is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any director will be promptly posted on our website www.uei.com.

Additionally, at the direction of the Board of Directors, management has established an “Ethics Line” to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, policies or procedures. The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line may be found on the Corporate Governance page of our website at www.uei.com.

Director Independence

The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, Messrs. Chahil, Mulligan, Sparkman, Stapleton, Vogel and Zinser meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our company or its subsidiaries and affiliates, other than serving as a director.

All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit Committee must also satisfy additional Securities and Exchange Commission (“SEC”) independence requirements, which provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from UEI or any of its subsidiaries other than their director compensation.

Leadership Structure

Combined Chairman and Chief Executive Officer.  The Board’s current leadership structure is characterized by:

•	a combined Chairman of the Board and CEO;

•	a robust Committee structure with oversight of various types of risks; and

•	engaged independent Board members.

Mr. Arling has served as our Chairman and Chief Executive Officer since July 2001. The Board believes that combining the roles of CEO and Chairman contributes to an efficient and effective Board. The CEO, with his in-depth knowledge and understanding of the Company, is best able to chair regular Board meetings by bringing key business issues and stockholder interests to the Board’s attention. In addition, the Board believes that combining these roles maximizes our CEO’s effectiveness. Within the Company, the CEO is primarily responsible for effectively leading significant change, improving operational efficiency, driving growth, managing the Company’s day-to-day business, managing the various risks facing the Company, and reinforcing the expectation for all employees of uncompromising honesty and integrity. Our Board believes that combining the roles of CEO and Chairman gives management clarity of leadership. Because of this, management knows that when the CEO is speaking, it is with the voice of the Board and not merely that of an Executive Officer. Coupled with our independent Directors, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

Other Leadership Components.  Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. We do not have a lead independent director. Non-management directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board meeting. The non-management directors may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other independent consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.

Risk Management

Management is responsible for assessing and managing UEI’s exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing UEI, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage UEI’s exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Our Internal Auditor (“Auditor”), whose appointment and performance is reviewed and evaluated by the Audit Committee and who has direct access to the Committee, is responsible for leading the formal risk assessment and management process within the Company. The Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Auditor periodically reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Auditor’s risk management report, which is provided in advance of the meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Arling serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Arling’s extensive knowledge of the company’s operations and the wireless control industry.

In addition, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including a periodic review of the Company’s compensation policies and practices for its employees. The Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

Communications with Directors

The Board has adopted a process by which stockholders and other interested parties may communicate with the Board, certain committee chairs or the non-management directors as a group by e-mail or regular mail. That process is described on the Corporate Governance page of our website at www.uei.com. Any communication by regular mail should be sent to Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630, to the attention, as applicable, of the (i) Chair, Board of Directors; (ii) Chair, Audit Committee; (iii) Chair, Compensation Committee; (iv) Chair, Corporate Governance and Nominating Committee; or (v) the Non-Management Directors.

Concerns relating to accounting, internal control or auditing matters may be submitted by writing to Chair, Audit Committee, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. All correspondence will be handled in accordance with procedures established by the audit committee with respect to these matters.

Additionally, at the direction of the Board of Directors, management has established an “Ethics Line” to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, policies or procedures. The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line may be found on the Corporate Governance page of our website at www.uei.com.

Complaint Procedures for Accounting, Auditing and Financial Related Matters

The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communications with Directors,” above. Employees may report such complaints by following the procedures outlined in our Code of Conduct Policy. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Executive Sessions of Non-Management Directors

The non-management members of the Board of Directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board of directors meetings. Additional executive sessions may be scheduled by the non-management directors. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other independent consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.

Annual Board Self-Assessments

The Board of Directors has instituted self-assessments of the Board, as well as the Audit, Compensation, and Corporate Governance and Nominating Committees, to assist in determining whether the Board and its committees are functioning effectively. In 2010, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Corporate Governance and Nominating Committee oversees this evaluation process.

Board Committee Charters

The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval.

Stock Ownership Guidelines

The Board of Directors believes strongly that its directors and executive officers should have meaningful share ownership in UEI. Accordingly, in March 2011, the Board established minimum share ownership requirements. Each Board of Director member is expected to own a minimum of shares of common stock equal in value to their annual compensation and each executive officer is expected to own shares of common stock equal in value to a multiple of his or her base salary ranging from a low of one times for certain executive officers to a high of two times for our Chairman and Chief Executive Officer. Each existing director and executive officer will have until March 2016 to meet these minimum share ownership requirements and any new director or executive officer will have five years from his or her start date. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock and each share of time-based restricted stock held under our benefit plans is considered as a share of common stock. Stock options and shares of performance-based restricted stock are not considered towards meeting this requirement. More information is set forth under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis.

Availability of Corporate Governance Materials

You may access all committee charters, our Code of Conduct, Corporate Governance Guidelines, our Director Independence Standards, and other corporate governance materials in the “Corporate Governance” section on the “Investor” page of our website at www.uei.com.

Board Structure and Committee Membership

How is the board made up?

Our board presently consists of up to nine directors divided into two classes; a Class I Director is a director who is also an employee of Universal and is elected each year at the Annual Meeting of Stockholders to serve a one-year term and a Class II Director is a director who is not an employee and is generally elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.

We currently have seven directors; one is a Class I Director and six are Class II Directors. After this annual meeting, assuming the Class I Director is elected, there will be seven members of the Board, one (1) Class I director, six (6) Class II directors and two (2) vacancies. We retain vacancies to accommodate additional qualified directors who come to the attention of the Board.

How often did the board meet during 2010?

The board formally met five times during 2010. Each director is expected to attend each meeting of the board and those committees on which he serves. No director attended less than 75% of the aggregate of all board meetings and meetings of committees on which the director served during 2010. We encourage each director to attend every annual meeting of stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2010 Annual Meeting of Stockholders, one stockholders attended in person and one director, Mr. Arling, was present.

What is the role of the primary board committees?

The board has three standing committees — Audit, Compensation, and Corporate Governance and Nominating. Each committee is composed entirely of independent directors, as determined by the board in accordance with applicable NASDAQ listing standards and the Board’s Director Independence Standards. In addition, audit committee members meet additional heightened independence criteria applicable to audit committee members under applicable SEC independence requirements. Each of the committees operates under a written charter that has been approved by the board. The table below provides information about the current membership of the committees and the number of meetings held in 2010.

Corporate
Governance and
	Audit	Compensation	Nominating
Name/Item	Committee	Committee	Committee

Satjiv S. Chahil		X	X
William C. Mulligan	X		Chair
J.C. Sparkman		Chair	X
Gregory P. Stapleton		X
Carl E. Vogel	X
Edward K. Zinser	Chair
Number of Meetings	4	0	0
Action by Unanimous Written Consent	0	1	1

Audit Committee

The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of our internal audit function and independent auditor. The Audit Committee’s functions include:

•	monitoring the Company’s major risk exposures, including financial risk, and the steps management has taken to control such exposures;

•	meeting with our independent registered public accounting firm and management representatives;

•	making recommendations to the Board regarding the appointment of the independent registered public accounting firm;

•	approving the scope of audits and other services to be performed by the independent registered public accounting firm;

•	establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm;

•	considering whether the performance of any professional service by the registered public accountants may impair their independence; and

•	reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls.

The independent registered public accountants have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to the independent registered public accountants.

All of the audit committee members are financially literate. The board has determined that Mr. Zinser is qualified as an audit committee financial expert within the meaning of applicable SEC regulations and that Mr. Zinser acquired his expertise primarily through his experience as a Chief Financial Officer.

Audit Committee Report

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles, in all material respects.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accountants our audited financial statements for the year ended December 31, 2010.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures regarding the independent registered public accounting firm’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence.

4.	The Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2010, as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31,

2010 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

Audit Committee of the Board of Directors

Edward K. Zinser — Chairman
William C. Mulligan
Carl E. Vogel

Compensation Committee

The Compensation Committee assists the board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including “Named Executives” as such term is defined below in the “Compensation Discussion and Analysis” under the heading Compensation Objectives). Among other things, the committee:

•	Reviews the corporate goals and objectives approved by the board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•	Assists the board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans;

•	Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and prepares the compensation committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•	Reviews periodically compensation for non-management directors of the company and recommends changes to the board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the board with respect to the adoption or amendment of incentive and other stock-based compensation plans;

•	Administers the company’s stock incentive plans; and

•	Assesses the independence of any outside compensation consultant of the company.

Compensation Committee Interlocks and Insider Participation

During 2010, none of the members of the Compensation Committee had any business or financial relationship with UEI requiring disclosure in this Proxy Statement.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee assists the board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the board’s effectiveness. Among other things, the committee:

•	Develops and recommends to the board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the board and to fill vacancies or new positions on the board as directed by the board;

•	Reviews candidates recommended by the company’s stockholders, if any, for election to the board;

•	Reviews annually our corporate governance principles and recommends changes to the board as appropriate;

•	Recommends to the board changes to our Code of Conduct;

•	Reviews and makes recommendations to the board with respect to the board’s and each committee’s size, structure, composition and functions; and

•	Oversees the process for evaluating the board and its committees.

The committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the corporate governance and nominating committee should send their recommendations to our Secretary at Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. The recommendation must include the candidate’s name, biographical data and qualifications.

Any such recommendation should be accompanied by:

•	a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director;

•	a completed written questionnaire in form and substance to be provided by the Secretary of UEI, covering matters including the background and qualifications of the candidate to serve on the board; and

•	a written representation and agreement in form and substance to be provided by the secretary of UEI, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The board endeavors to have members representing diverse experience at policymaking levels in business, finance and technology and other areas that are relevant to the company’s global activities. The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest personal and professional ethics, character, integrity and values.

•	Each director should possess the appropriate characteristics, skills, and experience to make a significant contribution to the Board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

•	Each director should be committed to representing the interests of the company’s stockholders and demonstrate a commitment to long-term service on the Board.

The committee evaluates director candidates recommended by stockholders based on the same criteria used to evaluate candidates from other sources. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.

Diversity

The Board of Directors values diversity as a factor in selecting nominees to serve on the Board, and believes that diversity in its composition may provide significant benefit to the Board and the Company. Although there is no specific policy on diversity on our board, the Corporate Governance and Nominating Committee, when considering a particular nominee for selection as a director, will include such factors as diverse experience, gender, race, national origin, functional background, executive or professional experience, and international experience.

Additional Information About Our Directors

Biographies of Class II Directors

Satjiv S. Chahil Director since 2002 Compensation Committee Corporate Governance and Nominating Committee Age: 59	Since January 2010, Mr. Chahil has been an Executive Advisor to Hewlett-Packard Company. From September 2005 through January 2010, Mr. Chahil was the Senior Vice President-Marketing of Hewlett Packard’s Personal Systems Group. Prior to that, from June 2002 to August 2005, he was advisor to the Chairman of Palm, Inc. (a manufacturer and marketer of handheld computing and mobile and wireless Internet solutions). Mr. Chahil was also a director at PalmSource, Inc. from June 2002 to August 2004. From March 2001 to June 2002, he was Interim Chief Operating Officer of Palm Solutions (a division of Palm, Inc.). From March 2000 to June 2002, he was Chief Marketing Officer of Palm, Inc. From March 1999 to March 2000, he was Chief Marketing Officer of Newbridge Networks, Inc. (an ATM technology networks company). From May 1997 to March 2000, Mr. Chahil served as a consultant to Sony Corporation. From 1988 to 1997, he was with Apple Computer holding various positions, his last being Senior Vice President Worldwide Marketing. Mr. Chahil earned a bachelor’s degree in commerce from Punjab University in Chandigarh, India and a master’s degree from the American (Thunderbird) Graduate School of International Management in Arizona. Mr. Chahil was a Class II director of the Company from 2002 until June 2006 when he did not stand for re-election due to a change in his employment which precluded him from serving as a director of the Company. In August 2006, Mr. Chahil rejoined the Board because his employment no longer precluded him from serving as one of our directors. He also serves as a member of our Compensation and Corporate Governance and Nominating Committees. At the 2008 Annual Meeting of Stockholders, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2010 Annual Meeting of Stockholders.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

William C. Mulligan Director since 1992 Audit Committee Corporate Governance and Nominating Committee (Chairman) Age: 56	Mr. Mulligan has 26 years of experience in private equity, having joined Primus Capital Funds in 1985 from McKinsey & Company, Inc. Mr. Mulligan has served as a Managing Director of Primus since 1987. His previous experience includes positions at Deere and Company and First Chicago Corporation. Mr. Mulligan serves as director of several private portfolio companies and TFS Financial Corporation (Nasdaq:TFSL). Mr. Mulligan serves on the audit (chairman), compensation and executive committees of TFS. Mr. Mulligan is also a trustee of The Cleveland Clinic Foundation and the Western Reserve Land Conservancy. Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago. Mr. Mulligan has served as a member of our Board of Directors since 1992. He also serves as Chairman of our Corporate Governance and Nominating Committee and as a member of our

Audit Committee. At the 2010 Annual Meeting of Stockholders, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2012 Annual Meeting of Stockholders.

Mr. Mulligan provides our Board and our Corporate Governance and Nominating Committee, of which he is Chairman, with extensive knowledge in the fields of financial services, investment banking, and accounting, and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies.

J.C. Sparkman Director since 1998 Compensation Committee (Chairman) Corporate Governance and Nominating Committee Age: 77	Mr. Sparkman is a co-founder and served as the Chairman of the Board of Broadband Services, Inc., a provider of telecommunications equipment services, including procurement, forecasting, warehousing, installation and repair, to domestic and institutional customers, from September 1999 through December 2003. Prior to that, Mr. Sparkman served as Executive Vice President and Chief Operating Officer of Tele-Communications, Inc. (“TCI”) from 1987 until his retirement in 1995. He is a director of Shaw Communications, Inc., (NYSE:SJR) where he also serves on Shaw’s Executive Committee and Human Resources and Compensation Committee. Mr. Sparkman is also a director of Liberty Global, Inc., (Nasdaq:LBTYA) where he also serves on Liberty Global’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Sparkman has served as a member of our Board of Directors since 1998. He also serves as Chairman of our Compensation Committee and as a member of our Corporate Governance and Nominating Committee. At the 2010 Annual Meeting of Stockholders, Mr. Sparkman was reelected as a Class II Director of the Company to serve until the 2012 Annual Meeting of Stockholders.

Mr. Sparkman brings to the Board and our Compensation Committee, of which he is Chairman, operating, business and management experience gained from serving in various executive management positions for companies within the subscription broadcasting industry, extensive management and corporate governance experience gained from those roles and membership on the boards of those and other public companies.

Gregory P. Stapleton Director since 2008 Compensation Committee Age: 63	Mr. Stapleton is the founder and owner of Falcon One Enterprises LLC, a private equity firm that invests in early stage, technology companies, since 2005. From 2000 to 2004, Mr. Stapleton was the President of Harman International and from 1998 to 2004; he was also the Chief Operating Officer. He was a director of the company from 1997 until his retirement in 2004. He served as President of Harman’s OEM Group from 1987 to 1998. From 1968 to 1987, Mr Stapleton served at General Electric in various leadership positions including Sr. V.P. Venture Capital. At the 2010 Annual Meeting of Stockholders, Mr. Stapleton was reelected as a Class II Director of the Company to serve until the 2012 Annual Meeting of Stockholders.

Mr. Stapleton provides the Board with extensive management experience, which includes his former role as President and COO of a multinational provider of premium audio and infotainment solutions,

and his extensive management, finance and corporate governance experience gained from that role.

Carl E. Vogel Director since 2009 Audit Committee Age: 52	Since March 2009, Mr. Vogel has been a private investor as well as a senior advisor to Dish Network Corporation. From February 2008 until March 2009, Mr. Vogel served as Vice Chairman of DISH Network Corporation (formerly Echostar Communications Corporation, a satellite-delivered digital television services provider) and Echostar Corp. (a developer of set-top boxes and other electronic technology). From May 2005 until February 2008, he was at Echostar Communication Corporation first joining as a director and later serving as its President and Vice Chairman. From 2001 until 2005, Mr. Vogel served as President and CEO and a director of Charter Communications Inc. (a publically-traded, broadband services company). Prior to joining Charter, from 1998 to 2001 Mr. Vogel worked as an executive officer in various capacities for the companies affiliated with Liberty Media Corporation. From 1994 until 1997, Mr. Vogel served in various executive officer capacities at Echostar, including serving as its President from 1995 until 1997. Mr. Vogel was a Director from April 2000 to September 18, 2000, as well as Chairman and Chief Executive Officer from August 22, 2000 to September 18, 2000, of ICG Communications, Inc. (a telecommunications company) and certain of its subsidiaries which filed voluntary petitions for Chapter 11 protection with the U.S. Bankruptcy Court for the District of Delaware on November 14, 2000. Mr. Vogel is also currently serving on the Board of Directors and Audit Committee of Shaw Communications, Inc. Mr. Vogel is also a director, Chairman of the Executive Committee and member of the Audit Committee of Ascent Media Corporation and a director and Chairman of the Audit Committee of Nextwave Wireless, Inc. Mr. Vogel received his Bachelor of Science from St. Norbert College, located in DePere, WI with an emphasis in finance and accounting, and was a former active Certified Public Accountant. Mr. Vogel joined the UEI Board in October 2009 to fill a director vacancy. He also serves on the UEI’s Audit Committee. At the 2010 Annual Meeting of Stockholders, Mr. Vogel was reelected as a Class II Director of the Company to serve until the 2012 Annual Meeting of Stockholders.

As a result of his background as former Vice Chairman of DISH Network Corporation, Mr. Vogel brings to the Board demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large subscription broadcasting companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of that company and other public and privately-held companies.

Edward K. Zinser Director since 2006 Audit Committee (Chairman) Age: 52	Since January 2008, Mr. Zinser has served as Chief Financial Officer of Boingo Wireless the Wi-Fi industry’s leading provider of software and services worldwide. From April 2004 to November 2007, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc. (NASDAQ:THQI) a developer, publisher and distributor of interactive software products. Prior to joining THQ, from May 2001 to February 2004, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a

developer, publisher and distributor of software products. From June 1999 to March 2001, he was at IAC/InterActiveCorp where he was initially Senior Vice President and Chief Financial Officer of Internet Shopping Network, the e-commerce division. In June 2000, he became President and Chief Operating Officer of Styleclick, Inc., a public e-commerce services provider that was created through the acquisition of Styleclick.com. From June 1993 to May 1998, Mr. Zinser served as Vice President and Chief Financial Officer/Chief Operating Officer of Disney Publishing, a division of The Walt Disney Company. Mr. Zinser’s experience also includes positions at leading consumer products companies such as Pepsi-Cola and The Campbell Soup Company. Mr. Zinser was appointed to the Company’s Board of Directors on October 23, 2006, to fill a vacancy. At the 2010 Annual Meeting of Stockholders, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2012 Annual Meeting of Stockholders.

Mr. Zinser provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, and his legal, corporate governance, and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

Experiences, Qualifications, Attributes and Skills of Directors and Nominee

In considering each director nominee and the composition of the Board of Directors as a whole, the Corporate Governance and Nominating Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, that the Corporate Governance and Nominating Committee believes enables a director nominee to make a significant contribution to the Board, UEI and our stockholders. These experiences, qualifications, attributes and skills, which are more fully described in the following table, are set forth in a director matrix and include management experience, independence, financial expertise, experience in manufacturing/distribution, technical/research and development, international operations, marketing and sales, and retail operations and minority/diversity status.

These experiences, qualifications, attributes and skills relate directly to the management and operations of UEI. Success in each of these categories is a key factor in UEI’s overall operational success and creating stockholder value. The Corporate Governance and Nominating Committee believes that directors who possess these experiences, qualifications, attributes and skills are better able to provide oversight of UEI’s management and our long-term and strategic objectives.

The following table sets forth the experiences, qualifications, attributes and skills of each director nominee that led the Board to conclude that such persons should serve as directors. The Board also considered the specific experiences, qualifications, attributes and skills described in each nominee’s biographical information, as disclosed above.

Directors with Attribute

Management Experience Experience as a CEO, COO, President or Senior Vice President of a company or a significant subsidiary, operating division or business unit.	Paul D. Arling Satjiv S. Chahil William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Independence Satisfy the independence requirements of the NASDAQ and the SEC.	Satjiv S. Chahil William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Financial Expertise Possess the knowledge and experience to be qualified as an “audit committee financial expert.”	William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Manufacturing; Distribution Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	Paul D. Arling J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Technical; Research and Development Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	Paul D. Arling Satjiv S. Chahil J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

International Operations Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	Paul D. Arling Satjiv S. Chahil William C. Mulligan J.C. Sparkman Gregory P. Stapleton Edward K. Zinser

Marketing; Sales Experience in, or experience in a senior management position responsible for, managing the marketing and/or sales function.	Paul D. Arling Satjiv S. Chahil J.C. Sparkman Gregory P. Stapleton Carl E. Vogel

Retail Operations Experience in, or experience in a senior management position responsible for, managing retail operations.	Paul D. Arling J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Minority; Diversity Adds perspective through diversity in gender, ethnic background, race, etc.	Satjiv S. Chahil

Independence of Directors

The Board of Directors has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and UEI. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and UEI’s senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•	if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, UEI for property or services in an amount which, in any of the last three fiscal years, is less than $200,000 or five percent, whichever is greater, of such other company’s annual gross revenues;

•	if the director, or an immediate family member of the director, received payments from UEI that is less than $120,000 in any twelve month period (not including compensation for Board and/or Board committee services);

•	if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another UEI director or executive officer; or

•	if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company at which any UEI executive officer also serves on the board of directors of such other company (except for compensation committee interlocks).

Periodically, the Board performs an independence review. As a result of this review, the Board determined that for 2011, 6 of our 7 current directors and director nominees are independent. In addition, all members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent. The Board determined that Messrs. Chahil, Mulligan, Sparkman, Stapleton, Vogel, and Zinser meet these standards and are independent and, in addition, satisfy the independence requirements of the NASDAQ Stock Exchange. Mr. Arling is not considered to be independent because of his position as our Chairman and Chief Executive Officer.

DIRECTOR COMPENSATION

How are non-management directors compensated?

In June 2004, our stockholders adopted the 2004 Directors’ Compensation Plan, pursuant to which each Class II Director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each fiscal year, a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock, which vest ratably each quarter during the year awarded.

In addition, during the fourth quarter of 2009, the Compensation Committee, in consultation with an independent compensation consultant (Towers Perrin), concluded that the 2004 Directors’ Compensation Plan remains in line with industry standards and recommended to the Board that no changes be made to the Plan for 2010. The Board accepted the Compensation Committee’s recommendation during the first quarter of 2010.

Non-Management Director Compensation Table

		Fees Earned	Stock	Option	Total
		or Paid in Cash(1)	Awards(2)	Awards(3)	Compensation
Name of Director	Year	($)	($)	($)	($)

Mr. Chahil	2010	28,000	82,650	—	110,650
Mr. Mulligan	2010	42,000	82,650	—	124,650
Mr. Sparkman	2010	38,000	82,650	—	120,650
Mr. Stapleton	2010	28,000	82,650	—	110,650
Mr. Vogel	2010	29,000	82,650	—	111,650
Mr. Zinser	2010	42,000	82,650	—	124,650

(1)	This column represents the cash compensation earned in 2010 for Board and committee service. See the “Additional Information about Fees Earned or Paid in Cash During 2010” table below.

(2)	This column represents the grant date fair value of stock awards granted to Class II Directors as part of their compensation. The fair value of the stock awards is calculated using the high and low trades of our stock on the grant date. See the “Additional Information about Non-Management Director Equity Awards” for further information related to stock awards granted in 2010.

(3)	This column represents the grant date fair value of stock options granted during 2010. Please see the “Additional Information about Non-Management Director Equity Awards” for further information related to option awards granted in 2010.

Mr. Arling, who is an officer and the Company’s only Class I Director, received no additional compensation for his service as a director during 2010. However, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.

Additional Information about Fees Earned or Paid in Cash During 2010

The following table provides additional information about fees earned or paid in cash to non-management directors during 2010:

				Committee	Additional
		Annual	Committee	Meeting	BOD Meeting
		Retainers	Chair Fees(1)	Attendance Fees(2)	Attendance Fees(3)	Total
Name of Director	Year	($)	($)	($)	($)	($)

Mr. Chahil	2010	25,000	—	—	3,000	28,000
Mr. Mulligan	2010	25,000	10,000	4,000	3,000	42,000
Mr. Sparkman	2010	25,000	10,000	—	3,000	38,000
Mr. Stapleton	2010	25,000	—	—	3,000	28,000
Mr. Vogel	2010	25,000	—	4,000	—	29,000
Mr. Zinser	2010	25,000	10,000	4,000	3,000	42,000

(1)	Mr. Mulligan, Mr. Sparkman, and Mr. Zinser are the chairmen of the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee, respectively.

(2)	Each committee member is paid $1,000 for the attendance of a committee meeting.

(3)	Each board member is paid $1,500 for each board of directors’ meeting attended in excess of four.

Additional Information about Non-Management Director Equity Awards

The following table provides additional information about equity awards made to non-management directors during 2010:

			Grant Date
			Fair Value of
			Stock and
	Stock Awards	Option Awards	Option Awards	Stock Awards	Option Awards
	Granted During	Granted During	Granted During	Outstanding at	Outstanding at
	2010	2010	2010(1)	Year End	Year End
Name of Director	(#)	(#)	($)	(#)	(#)

Mr. Chahil	5,000	—	82,650	2,500	20,000
Mr. Mulligan	5,000	—	82,650	2,500	45,257
Mr. Sparkman	5,000	—	82,650	2,500	20,000
Mr. Stapleton	5,000	—	82,650	2,500	20,000
Mr. Vogel	5,000	—	82,650	2,500	20,000
Mr. Zinser	5,000	—	82,650	2,500	20,000

(1)	Represents the grant date fair value of stock option and stock awards granted during 2010. For stock awards, that number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For option awards, that number is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTOR

Which director is nominated for election?

Paul D. Arling is nominated for election as a Class I Director to serve a one-year term expiring at our 2012 Annual Meeting of Stockholders.

What is the background of the nominee for the director position?

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 48	Paul D. Arling is our Chairman and Chief Executive Officer. He joined us in May 1996 as Chief Financial Officer and was named to our Board of Directors in August 1996. He was appointed President and COO in September 1998, was promoted to Chief Executive Officer in October 2000 and appointed as Chairman in July 2001. From 1993 through May 1996, he served in various capacities at LESCO, Inc. (a manufacturer and distributor of professional turf care products). Prior to LESCO, he worked for Imperial Wall coverings (a manufacturer and distributor of wall covering products) as Director of Planning, and The Michael Allen Company (a strategic management consulting company) where he was employed as a management consultant. Mr. Arling earned a Bachelor of Science degree from the University of Pennsylvania and an MBA from the Wharton School of the University of Pennsylvania. At the 2010 Annual Meeting of Stockholders, Mr. Arling was reelected as Chairman of the Company to serve until the 2011 Annual Meeting of Stockholders.

Mr. Arling, who has spent over 14 years with UEI and who currently serves as Chairman and Chief Executive Officer, has an extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at UEI also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the wireless controls industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEE.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, contains a provision that is commonly known as “Say-on-Pay.” As such, Section 14A of the Securities Exchange Act requires that our stockholders have an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executives as disclosed in this proxy statement pursuant to SEC rules.

We are asking our stockholders to indicate their support for the compensation of our named executives as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that Universal Electronics Inc.’s stockholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”

Our history of strong corporate governance principles and practices, which has contributed to our long-term success, is also evident in our executive compensation program. We have continued to modify our compensation programs to address evolving best practices and changing regulatory requirements. These practices include the adherence to a strong pay for performance philosophy; the lack of employment agreements with any of our executives other than our CEO; and the aligning of the interests of our executives with our stockholders through stock ownership guidelines.

Since our founding, we have continually focused on delivering sustained operating and financial performance results with the ultimate goal of creating and maximizing value for our stockholders on a long-term basis. Our compensation programs and practices have been designed to drive those results, and they have served our company well over all of these years. For 2010, 48% of the amounts of the principal compensation components for our named executives in the aggregate was variable and tied to performance of our stock price. Our compensation programs and practices have been integral to our success in attracting and retaining an experienced and effective management team. Our five named executives have a combined experience of over 59 years with UEI — an average of almost 12 years per executive. We believe that the knowledge of our company and the wireless control industry the executives have gained over these years has proved extremely valuable in delivering results for our stockholders.

This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee highly value the opinions of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 RELATING TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF
FUTURE EXECUTIVE COMPENSATION VOTES

Section 14A of the Securities Exchange Act also requires that our stockholders have an opportunity to indicate how frequently we should have a “Say on Pay” vote. By voting on this Proposal 3, our stockholders may indicate whether they would prefer to vote on an advisory, non-binding basis to approve the compensation of our named executives every one, two, or three years.

After careful consideration, the Board of Directors has determined that a Say on Pay vote that occurs every three years is the most appropriate alternative for UEI. Therefore, the Board recommends that you vote for a frequency of “EVERY THREE YEARS” on holding future Say on Pay votes. In reaching its recommendation, our Board believes that a triennial vote complements our goal to create a compensation program that enhances long-term stockholder value. A frequency of three years encourages long-term pay practices and discourages short-term thinking. Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and to be reflected in our financial performance and in the price of our common stock. Lastly, a triennial vote would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately, which may be difficult to do on an annual or biennial basis.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting. Although this vote is advisory and not binding, the Board and UEI highly value the opinions of our stockholders and will consider the outcome of this vote when determining the frequency of future stockholder votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF “EVERY THREE YEARS” ON PROPOSAL 3 RELATING TO THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP (“GT”), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on our consolidated financial statements and our subsidiaries for 2011. GT has served as the independent registered public accounting firm of the company since 2005.

Although ratification of the appointment of GT is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the audit committee will consider the selection of another independent registered public accounting firm in future years.

Representatives of GT will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

We engaged GT as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratification by our stockholders.

Fees Paid to Independent Registered Public Auditing Firm

Aggregate fees for professional services delivered by GT for the years ended December 31, 2010 and 2009 were the following:

	For the Year Ended
Type of Fees	12/31/2010(1)	12/31/2009(1)

Audit Fees(2)	$1,222,179	$959,160
Audit-Related Fees(3)	18,018	33,500
Tax Fees(4)	249,696	46,440
All Other Fees	30,270	—

	$1,520,163	$1,039,100

(1)	Fees billed in foreign currencies are converted using the average exchange rate over the period.

(2)	Audit Fees consist of fees for professional services provided in connection with the integrated audit of our financial statements, review of our quarterly financial statements and audit services related to other statutory and regulatory filings. The audit fees for services provided related to our other statutory and regulatory filings were $116 thousand and $104 thousand for the years ended 2010 and 2009, respectively.

(3)	Audit-Related Fees consist of the aggregate fees billed by GT for due diligence projects.

(4)	Tax Fees consist of the aggregate fees billed by GT related to tax planning projects.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy requires that it pre-approve all audit and non-audit (greater than $20,000) services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the audit committee has pre-approved, an engagement to provide the service requires pre-approval by the audit committee. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services are discussed and approved by the audit committee. In order to render approval, the audit committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The audit committee does not pre-approve services related only to the broad categories noted above. The audit committee has delegated pre-approval authority to its chairman for cases where services must be expedited. The company’s management provides the audit committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.

All of the services related to fees disclosed above were pre-approved by the audit committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4 RELATING TO THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our executive officer compensation program is the same as our goal for operating the Company — to create long-term value for our stockholders. Toward this goal, our compensation programs for our executives (including, the “Named Executives” (as defined below)) have been and will be designed to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements have consisted of base salary, annual bonus incentive, stock-based compensation and an Executive Long-Term Incentive Plan that was driven by the achievement of objective financial performance criteria. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Terms

This Compensation Discussion and Analysis uses the following terms when discussing executive compensation of the Company:

•	2011 Peer Group — the comparator group of 17 companies, as described in the “Use of Benchmarking Data” section of this Compensation Discussion and Analysis.

•	Target Annual Bonus Incentive Opportunity — the target value of the annual bonus incentive for a given period.

•	Target Long-Term Incentive Opportunity — the sum of the grant date fair value of stock-based compensation awards and the target value of the Executive Long-Term Incentive Plan, if applicable, for a given period.

•	Total Target Direct Compensation Opportunity — calculated as the sum of base salary, target annual cash bonus incentive opportunity, and target long-term incentive opportunity for a given period.

Compensation Objectives

Performance — Our five executives who are identified in the Summary Compensation Table below (whom we refer to as our “Named Executives”) have a combined total of approximately 59 years with Universal, during which they have held different positions and have been promoted to increasing levels of responsibility. The compensation of each Named Executive reflects his management experience, continued high performance and exceptional career of service to the Company over a long period of time. Key elements of compensation that depend upon the Named Executives’ performance include:

•	an annual bonus incentive that is based on an assessment of performance against pre-determined quantitative and qualitative measures within the context of our overall performance;

•	stock-based compensation in the form of stock options, restricted stock, stock appreciation rights and/or phantom stock awards subject to vesting schedules that require continued service with us; and

•	an Executive Long-Term Incentive Plan (“ELTIP”) that was contingent upon achieving two specific Company level financial goals over 2007 and 2008, and continued service of four years.

Alignment — We seek to align the interests of our executives with those of our investors by evaluating executive performance on the basis of key financial measurements, which we believe closely correlate to long-term stockholder value, including net sales, organic growth, operating profit, earnings per share, operating margins, cash flow from operating activities and total stockholder return. The key elements of compensation that align the interests of the executives with stockholders include:

•	stock-based compensation, which links a significant portion of compensation to long-term stockholder value as the total amount realized corresponds to stock price appreciation;

•	the ELTIP was fully at risk based on the growth of U.S. GAAP diluted earnings per share and net revenue, which are key performance measurements that drive long-term stockholder value; and

•	the annual bonus incentive supports the achievement of long-term stockholder value by providing our executives incentive to implement the necessary short-term steps to reach our long-term objectives.

Retention — Our executives are often presented with other professional opportunities, including those at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of target total direct compensation opportunity. Key elements of compensation that require continued service to receive the maximum payout include:

•	extended vesting terms on elements of stock-based compensation, including restricted stock awards and stock options;

•	the ELTIP, which had an award been earned, would not have begun paying out until the third year of the plan, and then only a prorated portion of the award each quarter during the remaining two years of the plan. To receive the full amount awarded, the executive was required to have remained with the Company for the entire four-year retention incentive period; and

•	other discretionary programs utilized by the Compensation Committee from time to time to retain key employees, such as “stay bonuses”.

Implementing Our Objectives

Role of Compensation Committee and the CEO — The primary responsibility of our Compensation Committee is to assist the Board of Directors with the following:

•	developing and evaluating potential candidates for executive positions, including the CEO;

•	overseeing the development of executive succession plans;

•	designing, developing and implementing a compensation program for the CEO; and

•	evaluating the performance and compensation of the CEO in light of the goals and objectives of the compensation program.

The Compensation Committee assesses the performance and determines the compensation of executives other than the CEO (including the Named Executives), based on initial recommendations from the CEO. No executive (including any Named Executive) has any role in the determination of his own compensation, other than discussing their individual performance objectives with the CEO and/or the Compensation Committee.

Role of Compensation Consultant — During the fourth quarter of 2009, the Compensation Committee hired Towers Perrin, an independent compensation consulting firm to discuss the design of programs that affect or may affect executive officer and outside director compensation. Towers Perrin was selected as it had provided similar services to the Committee in the past. Our executives (including the Named Executives) did not participate in the selection of the independent compensation consulting firm. This firm provided the Compensation Committee with market data on compensation trends, and advice pertaining to specific compensation programs designed by management. Except for the foregoing, we do not receive any other services from this firm.

During the first quarter of 2011, the Compensation Committee hired Pay Governance LLC, an independent compensation consulting firm, to prepare a study and present to the committee a report tailored to our Company. The report recommends a comprehensive compensation program reflecting current practices after taking into consideration internal information, criteria from other independent sources, individual executive officer and independent Board of Director compensation history, and our recent and planned performance. This study was presented to the board during the second quarter of 2011. This study was considered during the development of the 2011 compensation programs. Except for the foregoing, we do not receive any other services from this firm. In the future, the Compensation Committee or UEI may engage or seek the advice of other compensation consultants.

Use of Benchmarking Data

When making compensation decisions, the Compensation Committee begins by reviewing competitive market data to compare our executive pay levels to our peer group companies, however, the Compensation Committee does not use formulas or rigidly set the compensation of our executives based on this data alone. The latest review was performed utilizing an analysis of peer group data compiled during the first quarter of 2011 by Pay Governance LLC. The peer group analysis consisted of 17 companies that design and/or manufacture electronics. The 2011 peer companies were selected on the basis of industry, annual revenues, market capitalization and financial health. The Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis. The 2009 and 2011 peer groups are compared below.

		As of 2/28/2011			Peer Group
	Last Twelve		3-Year
(In millions)	Months	Market	CAGR
Company Name	Revenue	Cap	TSR	Employees	2009	2011

TTM Technologies	$1,184	$1,404	17%	3,037	x	x
KEMET Corp.	970	516	(2)%	11,000		x
Viasystems Group Inc.	929	474	36%	13,783		x
Multi-Fineline Electronix Inc.	803	686	11%	11,800	x	x
Smart Modular Technologies (WWH) Inc.	796	437	0%	1,223	x	x
OSI Systems, Inc.	608	712	21%	3,183		x
Littelfuse	608	1,191	20%	5,500	x	x
CTS Corporation	553	407	7%	4,316		x
Newport Corp.	480	612	16%	1,625	x	x
Gerber Scientific Inc.	478	207	(3)%	1,950		x
Rofin-Sinar Technologies	468	1,106	(1)%	1,902	x	x
iRobot	401	748	16%	657	x	x
Methode Electronics	394	431	6%	2,315	x	x
MTS Systems Corp.	391	710	16%	1,948	x	x
Rogers Corp.	379	749	13%	1,940	x	x
RadiSys Corp.	284	203	(6)%	623	x	x
Measurement Specialties Inc.	262	463	20%	2,520		x
Mercury Computer System	215	533	42%	549	x
X-Rite Inc.	214	398	(18)%	753	x
FARO Technologies Inc.	192	578	2%	734	x
CPI International Inc.	N/A	N/A	N/A	N/A	x
Media Revenue					$397	$480
Median Market Capitalization					$649	$612
Universal Electronics Inc.(1)	475-500	365	5%	565

(1)	Full year 2011 guidance.

Of the 15 peer group companies utilized in the 2009 compensation study, 11 companies were retained, 4 companies were dropped and 6 were added to the 2009 peer group for 2011. A company was dropped due to their acquisition by another company (CPI International) and 3 companies were dropped due to their low annual revenue and market capitalization relative to UEI following our acquisition of Enson Assets Limited (Mercury Computer Systems, X-Rite, and FARO Technologies).

Determining Compensation

When making compensation decisions, the Compensation Committee begins by reviewing competitive market data obtained from a variety of sources, including our peer group, to compare our executive pay levels to other companies. After reviewing the market data the Compensation Committee examines our executive compensation structure to assess whether we are meeting our intent to recognize and reward the contributions of all our executives in achieving our strategic and business goals while aligning our compensation program with our guiding objectives. Once our executive compensation structure is examined, the Compensation Committee evaluates the performance of each executive. Throughout the process, the Compensation Committee considers input from our CEO and for 2011 Pay Governance LLC.

The performance rating of our executive officers (including our Named Executives) depends on various factors. This assessment has generally been subjective, not subject to formulas. The weight given to each factor may differ from year to year and may differ among individual executive officers in any given year. Executives are rated based on the following three criteria:

1. performance;

2. individual capability and maturity in their role; and

3. role criticality and the difficulty to replace the executive.

The performance of each executive is carefully evaluated against established goals while taking into consideration the business environment. Factors evaluated during this process include the following:

•	key financial measurements such as net sales, organic growth, operating profit, earnings per share, operating margins, cash flow from operating activities and total stockholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for the Company, including improved productivity, efficiency and risk management;

•	achieving excellence in their organizational structure and among their employees;

•	supporting Company values by promoting a culture of unyielding integrity through compliance with laws and our ethics policies; and

•	scope and duration over which each executive has performed their responsibilities, experience, salary history and the executive’s current salary.

The Compensation Committee’s assessments for each of the three criteria are combined into an overall rating. The overall rating indicates the warranted placement of the individual executive in the lower, middle or upper third of the total target direct compensation opportunity range (annual base salary and target bonus incentive and target long-term incentive opportunity). This range is calculated utilizing the compensation observed in the benchmarking data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This strategy is consistent with our primary intent of offering compensation that is contingent on the achievement of performance objectives yet competitive within the market place.

Within the portion of 2011 total target direct compensation opportunity representing performance-based pay, approximately 47% to 61% is tied to achievement of annual incentive goals and 39% to 53% is tied to performance over a longer period of time. This mix of short and long term incentives provides sufficient rewards in the short-term to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive stockholder value. This mix also mitigates the risk that Named Executives will focus solely on short-term or long-term goals and is consistent with the practice of our peer group companies.

Determination of CEO Compensation

Since 2000, Mr. Arling has been the Company’s CEO. In over fourteen years with the Company, he has held a number of key positions, as described in his biography under Proposal 1. Under Mr. Arling’s leadership, revenues have grown at a 13% compound annual growth rate (“CAGR”) since 2005, rising to $332 million in 2010 from $181 million in 2005, or 83% cumulative. During the same period, diluted earnings per share have also grown at a 9% CAGR, from $0.69 in 2005 to $1.07 in 2010, or 55% cumulative. Over $143 million of cash flow from operating activities has been generated since 2005.

During 2010, we achieved solid financial results in a very challenging global economic environment. This performance was driven by our acquisition of new customers and the deepening of relationships with existing customers, resulting in the growth of our business both domestically and internationally. A key part of this growth is our ability to turn leading technologies into solutions for our customers in multiple industries. In addition, our acquisition of Enson Assets Limited immediately contributed to our results. These changes led to our solid performance during 2010 and also positioned the Company well for the future. Total stockholder return during 2010 was 22% compared to 25% for the S&P SmallCap 600 Index during that period.

At the beginning of each year, Mr. Arling, with the Company’s senior management team, develops the objectives that he believes need to be achieved for the Company to be successful. He then reviews these objectives with the Board for the corollary purpose of establishing how his performance will be assessed. These objectives are derived largely from the Company’s financial and strategic planning sessions, during which, in-depth reviews by our senior management team of the Company’s growth opportunities are analyzed and goals are established for the upcoming year. They include both quantitative financial measurements and qualitative strategic and operational considerations that help determine the factors that our CEO and the Board believe create long-term stockholder value. Mr. Arling reviews and discusses preliminary considerations as to the executive officers (including his own) compensation with the Compensation Committee. Mr. Arling does not participate in the final determination of his compensation.

The Compensation Committee does not base Mr. Arling’s compensation on any specific quantitative or qualitative factors, but upon a subjective review of various performance indicators taken as a whole. This review is performed while considering the general state of the economy and the industries in which we operate. In determining Mr. Arling’s compensation for 2011, the Compensation Committee considered his performance against his financial, strategic and operational goals for the prior year, as follows:

Financial Objectives and Goal Performance

	2010(1)	2009	% Change

GAAP Net Sales (in $ millions)	331.8	317.6	5%
GAAP Net Income (in $ millions)	15.1	14.7	3%
GAAP Diluted Earnings Per Share ($ per share)	1.07	1.05	2%
Cash and Cash Equivalents and Term Deposit (in $ millions)	54.2	78.3	(31)%
Return on Average Assets (in %)	5.0	6.5	(23)%
Gross Margins (in %)	31.3	32.0	(2)%
Operating Margins (in %)	6.4	6.9	(7)%
Book Value Per Share ($ per share)	14.13	12.40	14%

(1)	On November 4, 2010, we acquired Enson Assets Limited (“Enson”) for total consideration of approximately $125.8 million, including $54.0 million from our existing cash and cash equivalents. This acquisition expanded the breadth and depth of our customer base in the OEM market, particularly in Asia. The acquisition was mildly accretive to our earnings in 2010. We anticipate this acquisition will lead to growth in revenue and earnings going forward.

Strategic and Operational Goals Assessment

Broad operating strength across the Company	Sales grew by 5% during for the year ended December 31, 2010 compared to the year ended December 31, 2009.
Sustain a strong balance sheet and high cash flow	Net cash flow from operating activities increased 57%, from $24.0 million to $37.6 million for the years ended December 31, 2009 and 2010, respectively.
Increase the Company’s geographic penetration	Expanded our presence in Brazil and Asia and solidified plans for significant future expansion opportunities.
Increase consumer category penetration	Introduced multiple innovative new products and increased expansion into consumer electronics markets.
Increase Original Equipment Manufacturers (“OEM”) penetration	Expanded our role in the OEM category with specific new customers and our acquisition of Enson Assets Limited.

Determination of CFO and Other Named Executive Officers Compensation

In determining the compensation of Messrs. Hackworth, Bennett, Kopaskie and Firehammer, the Compensation Committee compared their achievements against their performance objectives, the overall performance of the Company and their contributions to that performance, as well as the performance of the functions that each leads, when relevant.

Annual Cash Compensation

Annual cash compensation for our Named Executives consists of base salary and our annual bonus incentive program.

Base Salary

Base salaries are reviewed approximately every twelve months, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. In setting base salaries for the executives, the Compensation Committee considers input from our CEO and, at the beginning of 2011, from an independent compensation consultant (Pay Governance LLC), as well as the performance ratings of the executives.

The 2010 base salaries of our Named Executives as compared to the market 50th percentile of the 2011 peer group were the following:

		Base Salary
		Compared to
(In thousands)	2010	the Peer Group
Name	Base Salary	50th Percentile

Paul Arling	$510	(3)%
Bryan Hackworth	280	(10)%
Paul Bennett(1)	371	47%
Mark Kopaskie	310	23%
Richard Firehammer	270	(8)%

(1)	Mr. Bennett’s salary was converted to U.S. dollars using 1.484 USD/EUR in the table, consistent with the 2011 compensation study presented to the Compensation Committee. This rate was utilized for comparative purposes since it is the rate utilized in the Towers Perrin 2009 compensation study.

Base Salary of Our CEO — Mr. Arling base salary increased 8% for 2011, from $510,300 to $550,000. Mr. Arling did not receive any base salary increase during 2010, 2009 or 2008.

Base Salary of Named Executives Other Than Our CEO — Mr. Hackworth’s base salary increased 11% for 2011, from $280,000 to $310,000. Mr. Hackworth’s base salary increased 12% for 2010, from $250,000 to $280,000. Mr. Hackworth’s base salary increased 4% for 2009, from $240,000 to $250,000. The Board of Directors promoted Mr. Hackworth to the position of Senior Vice President and Chief Financial Officer, effective April 2008. Prior to this promotion Mr. Hackworth was our Vice President and Chief Financial Officer. In connection with his promotion to Senior Vice President, for 2008 Mr. Hackworth’s base salary increased 14% from $210,000 to $240,000.

Mr. Bennett’s base salary increased 2% for 2011, from €250,000 to €255,000. Mr. Bennett’s base salary was not increased for 2010. Mr. Bennett’s base salary increased 2% for 2009, from €245,000 to €250,000. For 2008, Mr. Bennett’s base salary increased 2%, from €240,000 to €245,000.

Mr. Kopaskie’s base salary increased 3% for 2011, from $310,000 to $320,000. Mr. Kopaskie’s base salary was not increased for 2010. Mr. Kopaskie’s base salary increased 3% for 2009, from $300,000 to $310,000. For 2008, Mr. Kopaskie’s base salary increased 11%, from $270,400 to $300,000.

Mr. Firehammer’s base salary increased 7% for 2011, from $270,000 to $290,000. Mr. Firehammer’s base salary increased 8% for 2010, from $250,000 to $270,000. Mr. Firehammer’s base salary increased 4% for 2009 from $240,000 to $250,000. For 2008, Mr. Firehammer’s base salary increased 2% from $235,000 to $240,000.

Subsequent to the salary increases for 2011, the base salaries of our Named Executives as compared to the market 50th percentile of our peer group were the following:

		Base Salary
		Compared to the
(In thousands)	2011	Peer Group
Name	Base Salary	50th Percentile

Paul Arling	$550	5%
Bryan Hackworth	310	0%
Paul Bennett(1)	378	50%
Mark Kopaskie	320	27%
Richard Firehammer	290	(1)%

(1)	Mr. Bennett’s salary was converted to U.S. dollars using 1.484 USD/EUR in the table, consistent with the 2011 compensation study presented to the Compensation Committee. This rate was utilized for comparative purposes since it is the rate utilized in the Towers Perrin 2009 compensation study.

2010 Annual Bonus Incentive

Annually, the CEO reviews, with the Compensation Committee, our full-year financial results. The Compensation Committee, with input from the CEO (regarding the Named Executives other than the CEO) uses discretion in determining the bonus, if any, for each individual executive. They evaluate the overall performance of the Company, the performance of the function that the executive leads and the performance rating of each executive. Based on the level at which their expectations were achieved, the Compensation Committee may pay each executive officer a bonus equal to a percentage of the executive’s base salary. For CEO, the percentage ranged between 5% and 150% of his base salary as of December 31, 2010. For the other executive officers, the percentage ranged between 5% and 130% of the executive’s base salary as of December 31, 2010.

Following the completion of 2010, the preliminary award amount for each participant was equal to the product of (i) the executive’s base salary and (ii) the percentage determined in accordance with the following matrix:

	Diluted GAAP EPS
		Target
	Equal to or Greater Than	Equal to or Greater Than	Equal to or Greater
Name	$1.11 But Less Than $1.17	$1.17 But Less Than $1.45	Than $1.45

Paul Arling	5%	75%	150%
Bryan Hackworth	5%	55%	110%
Paul Bennett	5%	60%	120%
Mark Kopaskie	5%	65%	130%
Rick Firehammer	5%	55%	110%

The 2010 target bonus opportunities (percentage of base salary) of our Named Executives as compared to the market 50th percentile of our 2011 peer group were the following:

		Target Bonus Percentage
	2010 Target Bonus	of the 2011 Peer Group
Name	Percentage	50th Percentile

Paul Arling	75%	100%
Bryan Hackworth	55%	60%
Paul Bennett	60%	50%
Mark Kopaskie	65%	50%
Richard Firehammer	55%	50%

During 2010, we achieved diluted GAAP EPS of $1.07. However, after removing the effects of the purchase accounting, acquisition costs and tax adjustments related to our November 4, 2010 acquisition of Enson Assets Limited we achieved diluted EPS of $1.27. In addition, the Compensation Committee recognized that the acquisition placed additional demands on management, and considered these demands during the determination of the award amounts. In accordance with the annual bonus incentive plan, and the Compensation Committee’s discretion, the named executives were awarded the following cash bonuses:

Award
Amount
Name	($)

Paul Arling	$225,000
Bryan Hackworth	105,000
Paul Bennett	115,000
Mark Kopaskie	115,000
Rick Firehammer	100,000

During 2009, we achieved diluted GAAP EPS of $1.05, below the minimum diluted GAAP EPS required to obtain a payout as established by the Compensation Committee. As such, annual cash bonuses were not awarded for fiscal 2009.

In 2008, we achieved diluted GAAP EPS of $1.09, below the minimum diluted GAAP EPS required to obtain a payout as established by the Compensation Committee. As such, annual cash bonuses were not awarded for fiscal 2008.

The salaries paid and the annual bonus incentives awarded to the Named Executives for 2010, 2009 and 2008 are shown in the Summary Compensation Table below.

2011 Annual Bonus Incentive

Subsequent to the examination of our executive compensation structure during the first quarter of 2011, the Compensation Committee adjusted the percentages of base salary the Named Executives can earn under the Annual Bonus Incentive for 2011. The changes to the base salary percentages consisted primarily of adjustments to the minimum bonus percentages to bring them closer to the market 50th percentile. In addition, the Compensation Committee decided to base the bonus calculation on proforma diluted earnings per share, as will be reported in our earnings releases, which will remove the purchase accounting effects of the Enson Assets Limited acquisition.

Following the completion of 2011, the preliminary award amount for each participant will be equal to the product of (i) the executive’s base salary and (ii) the percentage determined in accordance with the following matrix:

	Proforma Diluted EPS
		Target
	Equal to or Greater Than	Equal to or Greater Than	Equal to or Greater
Name	$1.87 But Less Than $2.20	$2.20 But Less Than $2.64	Than $2.64

Paul Arling	40%	80%	160%
Bryan Hackworth	25%	50%	100%
Paul Bennett	30%	60%	120%
Mark Kopaskie	30%	60%	120%
Rick Firehammer	25%	50%	100%

The 2011 target bonus opportunities (percentage of base salary) of our Named Executives as compared to the market 50th percentile of our 2011 peer group were the following:

		Target Bonus Percentage
	2011 Target Bonus	of the 2011 Peer Group
Name	Percentage	50th Percentile

Paul Arling	80%	100%
Bryan Hackworth	50%	60%
Paul Bennett	60%	50%
Mark Kopaskie	60%	50%
Richard Firehammer	50%	50%

The Compensation Committee may utilize its sole discretion to increase or reduce the amount of any participant’s earned award to reflect the Compensation Committee’s assessment of the participant’s performance during the year. In certain circumstances, an additional bonus may be awarded if the Compensation Committee determines that an executive officer’s individual performance warrants such award. We believe that the annual bonus rewards the executives who drive desired results and encourages them to sustain this performance.

Long-Term Incentive Compensation

Overview

Long-term incentive compensation has consisted of stock option grants, restricted stock awards, and our 2007 Executive Long-Term Incentive Plan (“ELTIP”). When determining the appropriate combination of stock-based and cash compensation, our goal is to weigh the cost of each with their potential benefits as a compensation tool. We consider the grant size and the appropriate combination of equity-based compensation and cash compensation when making award decisions. We believe that providing stock-based compensation grants and cash compensation effectively balances our objectives of focusing the Named Executives on delivering long-term value to our stockholders and providing value to the executives.

Stock-Based Compensation

Our stock-based compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with those of our stockholders and retain the executives through the term of the awards. The Compensation Committee has also issued stock-based compensation to attract new executive officers. The amount and composition of the stock-based compensation granted is based upon our strategic, operational and overall financial performance and reflects the executives’ expected contributions to our future success.

Stock-based compensation grants may take place at various times throughout the year, but grant decisions are made without regard to anticipated earnings or other major announcements made by us. The grant price of stock options and restricted stock awards granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. We prohibit the re-pricing or backdating of stock options. Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock. None of our executives are required to hold vested stock-based compensation for any minimum length of time.

Our stock options become exercisable ratably, on an annual or quarterly basis, over four years. Stock options have a maximum ten-year term. We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company. Stock options only have value to the extent the price of our stock on the date of exercise exceeds the grant price, and thus, we believe, are an effective compensation element only if the stock price increases over the term of the award.

Restricted stock awards granted to our Named Executives vest in various proportions over a three or four year time period. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. Under the terms of our stock incentive plans, unvested restricted stock awards are forfeited if the executive voluntarily leaves the Company. Restricted stock awards provide executives the benefits of share price increases while still allowing the risks that other stockholders assume for share price declines.

Stock Ownership Guidelines

During March 2011, after reviewing the 2011 compensation study performed by Pay Governance LLC, the Compensation Committee decided to subject themselves and our named executives to minimum stock ownership levels. This practice was consistently followed among our peers. Each Board of Director member is required to own common stock at least equal in value to their annual compensation. Each named executive officer other than Mr. Arling is required to own shares of common stock at least equal in value to one times his or her base salary. Mr. Arling is required to own shares of common stock at least equal in value to two times his base salary. Each existing director and executive officer will have until March 2016 to meet these minimum share ownership requirements and any new director or executive officer will have five years from his or her start date. For the purposes of meeting this minimum share ownership requirement, each equivalent share of common stock and each share of time-based restricted stock held under our benefit plans is considered as a share of common stock. Stock options and shares of performance-based restricted stock are not considered towards meeting this requirement.

2008 Stock-Based Compensation

2008 Restricted Stock Awards — During 2008, the Compensation Committee granted our executives 115,926 restricted stock awards under the 2006 Stock Incentive Plan, including 56,121 restricted stock awards to our Named Executives. The restricted stock awards granted to Named Executives consisted of the following:

		Restricted Stock	Grant	Restricted Stock
	Grant	Awards Granted	Price(1)	Awards Granted
Named Executive	Date	(Shares)	($)	($)

Mr. Arling	1/29/2008	19,019	23.66	450,000(2)
	2/11/2008	4,557	21.95	100,000(2)
Mr. Hackworth	1/29/2008	7,608	23.66	180,000(2)
Mr. Bennett	1/29/2008	8,876	23.66	210,000(2)
Mr. Kopaskie	1/29/2008	10,566	23.66	250,000(2)
Mr. Firehammer	1/29/2008	5,495	23.66	130,000(2)

(1)	The grant prices shown above are based on the average of the high and low trades of our stock on the grant date and have been rounded.

(2)	This grant is subject to a 3 year vesting period (8.33% each quarter).

2008 Stock Option Grants — During 2008, the Compensation Committee granted certain executives and non-executives 40,500 stock options under various stock incentive plans. None of the Named Executives were granted any stock options during 2008.

2009 Stock-Based Compensation

2009 Restricted Stock Awards— During 2009, the Compensation Committee granted certain executives and non-executives 298,170 restricted stock awards under the 2006 Stock Incentive Plan, including 117,646 restricted stock awards to our Named Executives. The restricted stock awards granted to Named Executives consisted of the following:

		Restricted		Restricted
		Stock Awards	Grant	Stock Awards
		Granted	Price(1)	Granted
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	2/12/2009	25,021	11.99	300,000(2)
	3/10/2009	15,200	16.25	247,000(3)
Mr. Hackworth	2/12/2009	12,510	11.99	149,995(2)
	3/10/2009	5,900	16.25	95,875(3)
Mr. Bennett	2/12/2009	14,595	11.99	174,995(2)
	3/10/2009	8,100	16.25	131,625(3)
Mr. Kopaskie	2/12/2009	14,595	11.99	174,995(2)
	3/10/2009	8,100	16.25	131,625(3)
Mr. Firehammer	2/12/2009	10,425	11.99	124,995(2)
	3/10/2009	3,200	16.25	52,000(3)

(1)	The grant prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	This grant is subject to a three-year vesting period (5% each quarter during the first two years and 15% each quarter during the third year).

(3)	This grant is subject to a four-year vesting period (6.25% each quarter).

2009 Stock Option Grants — During 2009, the Compensation Committee granted certain executives and non-executives 233,400 stock options under various stock incentive plans, including 185,900 stock options to our Named Executives. The stock options granted to Named Executives consisted of the following:

		Stock Options	Option Exercise	Grant Date
		Granted	Price(1)	Fair Value(2)
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	3/10/2009	69,700	16.25	502,540(3)
Mr. Hackworth	3/10/2009	26,900	16.25	193,950(3)
Mr. Bennett	3/10/2009	37,200	16.25	268,210(3)
Mr. Kopaskie	3/10/2009	37,200	16.25	268,210(3)
Mr. Firehammer	3/10/2009	14,900	16.25	107,430(3)

(1)	The exercise prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	The grant date fair value was determined utilizing the Black-Scholes option pricing model. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(3)	This grant is subject to a four-year vesting period (6.25% each quarter).

The restricted stock awards and stock options granted on March 10, 2009, were made in lieu of establishing a second ELTIP. The total value of the equity grant was the equivalent of the annual equity compensation outlined in the 2007 independent compensation consultant’s study (Towers Perrin) prepared for and used by the Compensation Committee (using the midpoint between the 50th and 75th percentile). Given the uncertain economic environment, the 2007 ELTIP results and our compensation objectives, the Compensation Committee believed granting stock-based compensation during this cycle was a better alternative than a new ELTIP plan.

2010 Stock-Based Compensation

2010 Restricted Stock Awards — During 2010, the Compensation Committee granted our named executives 45,500 restricted stock awards under the 2006 Stock Incentive Plan. The 2010 restricted stock awards granted to Named Executives consisted of the following:

		Restricted		Restricted
		Stock Awards	Grant	Stock Awards
		Granted	Price(1)	Granted
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	1/25/2010	17,100	24.91	425,960(2)
Mr. Hackworth	1/25/2010	7,200	24.91	179,350(2)
Mr. Bennett	1/25/2010	7,600	24.91	189,315(2)
Mr. Kopaskie	1/25/2010	8,000	24.91	199,280(2)
Mr. Firehammer	1/25/2010	5,600	24.91	139,495(2)

(1)	The grant prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	This grant is subject to a four-year vesting period (0% each quarter during the first year and 8.33% each quarter during the last three years).

2010 Stock Option Grants — During the annual review cycle for 2010, the Compensation Committee granted our Named Executives 99,900 stock options under various stock incentive plans. The 2010 stock options granted to our Named Executives consisted of the following:

		Stock	Option
		Options	Exercise	Grant Date
		Granted	Price(1)	Fair Value(2)
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	1/25/2010	37,400	24.91	424,490(3)
Mr. Hackworth	1/25/2010	15,900	24.91	180,465(3)
Mr. Bennett	1/25/2010	16,700	24.91	189,545(3)
Mr. Kopaskie	1/25/2010	17,600	24.91	199,760(3)
Mr. Firehammer	1/25/2010	12,300	24.91	139,605(3)

(1)	The exercise prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	The grant date fair value was determined utilizing the Black-Scholes option pricing model. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(3)	This grant is subject to a four-year vesting period (0% each quarter during the first year and 8.33% during each quarter during the last three years).

2011 Stock-Based Compensation

2011 Restricted Stock Awards — During 2011 annual review cycle, the Compensation Committee granted our Named Executives 43,900 restricted stock awards under the 2006 Stock Incentive Plan. The 2011 restricted stock awards granted to Named Executives consisted of the following:

		Restricted		Restricted
		Stock Awards	Grant	Stock Awards
		Granted	Price(1)	Granted
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	4/6/2011	18,800	29.25	549,900(2)
Mr. Hackworth	4/6/2011	6,500	29.25	190,125(2)
Mr. Bennett	4/6/2011	6,500	29.25	190,125(2)
Mr. Kopaskie	4/6/2011	6,800	29.25	198,900(2)
Mr. Firehammer	4/6/2011	5,300	29.25	155,025(2)

(1)	The grant prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	This grant is subject to a three-year vesting period (8.33% each quarter).

2011 Stock Option Grants — During the annual review cycle for 2011, the Compensation Committee granted our Named Executives 92,600 stock options under various stock incentive plans. The 2011 stock options granted to our Named Executives consisted of the following:

		Stock	Option
		Options	Exercise	Grant Date
		Granted	Price(1)	Fair Value(2)
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	4/6/2011	39,600	29.25	550,044(3)
Mr. Hackworth	4/6/2011	13,700	29.25	190,293(3)
Mr. Bennett	4/6/2011	13,700	29.25	190,293(3)
Mr. Kopaskie	4/6/2011	14,400	29.25	200,016(3)
Mr. Firehammer	4/6/2011	11,200	29.25	155,568(3)

(1)	The exercise prices shown above are based on the average of the high and low trades of our stock on the grant date.

(2)	The grant date fair value was determined utilizing the Black-Scholes option pricing model. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(3)	This grant is subject to a three-year vesting period (8.33% each quarter).

Executive Long-Term Incentive Plan

In January 2007, after reviewing the structure of our compensation arrangements, the Compensation Committee approved our first long-term incentive plan under our existing stockholder approved stock-based compensation plans. As part of the Compensation Committee’s analysis of our compensation structure they considered whether to grant awards other than stock-based compensation as part of our long-term incentive strategy. In 2007, the Compensation Committee determined that a long-term incentive plan was an appropriate alternative to stock-based compensation, since the total payout is at risk if the required financial metrics are not met.

The overriding purpose of the Universal Electronics Inc. 2007 Executive Long-Term Incentive Plan (“ELTIP”) was to benefit and advance the interests of the Company and its stockholders by providing performance-based incentives to the Named Executive officers for 2007 and 2008 results, while requiring four years of continuous service to receive the earned award. The 2007 ELTIP was designed to foster the following goals:

(a) focus the senior executive team upon achieving superior operating performance;

(b) supplement the equity awards currently held by the members of the senior executive team; and

(c) ensure stability of the senior executive team by providing a multi-year retention incentive.

The following financial metrics were required to have been met or exceeded for a participant to earn all, any portion of, or more than his target award, subject to the other provisions of the 2007 ELTIP:

1.	The compound annual growth rate (“CAGR”) of our U.S. GAAP net sales for 2007 and 2008 (performance period), as compared to our U.S. GAAP net sales for 2006, must have been at least 12%; and

2.	Our U.S. GAAP diluted earnings per share (“GAAP EPS”) during the performance period, excluding compensation expense attributable to this Plan, must have been at least $2.55 per share.

Our net sales CAGR over the performance period was 10% and our diluted GAAP EPS was $2.42, both below the minimum required to earn an award under the 2007 ELTIP. Had management met or exceeded the minimum level of GAAP net sales and diluted GAAP EPS required to earn an award the total bonus pool would have been fixed between $2 million and $12 million. The ranges of individual awards for the Named Executives were the following:

	Plan Based Awards Estimated Future Payments
	Threshold	Individual Target Award	Maximum
Named Executive Officer	($)	($)	($)

Mr. Arling	750,000	1,500,000	4,500,000
Mr. Hackworth	290,000	580,000	1,740,000
Mr. Bennett	400,000	800,000	2,400,000
Mr. Kopaskie	400,000	800,000	2,400,000
Mr. Firehammer	160,000	320,000	960,000

Further information regarding our 2007 ELTIP may be found in our 2008 Proxy Statement.

During the first quarter of 2009, after reviewing the global economic environment and our relative strong performance, the Compensation Committee concluded that a discretionary cash award was warranted notwithstanding the 2007 ELTIP results. The Compensation Committee concluded that the global economic recession was much to blame and that management performed very well under these circumstances. After considering our performance, alignment and retention objectives, the Compensation Committee believed a discretionary cash award was in the best interest of the Company and our stockholders. The awards vested ratably over eight quarters beginning on March 31, 2009, and continued each calendar quarter thereafter until paid in full. Further, by stretching these payments over two years, the Committee believed it accomplished its stated retention goal. The amounts awarded to each Named Executive Officer were the following:

Total Award
Named Executive Officer	($)

Mr. Arling	360,000
Mr. Hackworth	150,000
Mr. Bennett	170,000
Mr. Kopaskie	200,000
Mr. Firehammer	120,000

Long-Term Incentive Grant Value

2010 Long-Term Incentive Grant Value

During the first quarter of 2011, the compensation committee revisited the structure of our compensation arrangements. As part of this review, the committee examined a competitive assessment of our long-term incentive (“LTI”) grant structure. The competitive assessment compared the 2010 LTI grants to the average 2010 LTI grants of comparable positions within the 2011 peer group companies.

A comparison of our Named Executive’s 2010 LTI grant compared to the 50th percentile of the LTI grants for comparable positions within the 2011 peer group companies is the following:

	Paul	Bryan	Paul	Mark	Rick
	Arling	Hackworth	Bennett	Kopaskie	Firehammer
(In thousands)	($)	($)	($)	($)	($)

Grant Date FV of 2010 Stock-Based Compensation Grant	850	360	379	399	279
2011 Peer Group Average Long-Term Incentive Grant — 50th Percentile(1)	1,160	432	259	259	336
Difference	(27)%	(17)%	(46)%	54%	(17)%

(1)	Peer Average Annual Long-Term Incentive grant represents the sum of total direct compensation less total target cash compensation for 2010.

2011 Long-Term Incentive Grant Value

A comparison of our Named Executive’s 2011 LTI grant compared to the 50th percentile of the LTI grants for comparable positions within the 2011 peer group companies is the following:

	Paul	Bryan	Paul	Mark	Rick
	Arling	Hackworth	Bennett	Kopaskie	Firehammer
(In thousands)	($)	($)	($)	($)	($)

Grant Date FV of 2011 Stock-Based Compensation Grant	1,100	380	380	399	311
2011 Peer Group Average Long-Term Incentive Grant — 50th Percentile(1)	1,160	432	259	259	336
Difference	(5)%	(12)%	47%	54%	(7)%

(1)	Peer Average Annual Long-Term Incentive grant represents the sum of total direct compensation less total target cash compensation for 2010.

Total Target Direct Compensation Opportunity

Target direct compensation (“TDC”) opportunity includes annual base salary, the target annual bonus incentive, and long-term incentive compensation. The estimated future realizable value of TDC opportunity is initially set to achieve the market percentile warranted by the Compensation Committee’s performance assessment. Ultimately, the Compensation Committee may in its sole discretion increase or reduce the amount of any participant’s TDC opportunity to reflect the Compensation Committee’s assessment of the participant’s performance.

2011 Total Target Direct Compensation Opportunity

During the first quarter of 2011, the compensation committee revisited the structure of our compensation arrangements. As part of this review, the committee examined a competitive assessment of our total TDC opportunity structure. The competitive assessment compared our Named Executive’s 2010 TDC to the average annual total TDC opportunity for comparable positions within the 2011 peer group companies. The 2010 TDC opportunity of our Named Executives was calculated as the sum of the following components:

1.	2010 base salary;

2.	2010 target annual cash bonus incentive opportunity; and

3.	the grant date fair value of 2010 stock-based compensation grants (as described above under “2010 Stock-Based Compensation”).

A comparison of our Named Executive’s 2010 TDC opportunity to the 50th percentile TDC opportunity for comparable positions within the 2011 peer group companies is the following:

	Paul	Bryan	Paul	Mark	Rick
	Arling	Hackworth	Bennett(3)	Kopaskie	Firehammer
(In thousands)	($)	($)	($)	($)	($)

2010 Base Salary	510	280	371	310	270
2010 Target Annual Bonus Incentive Opportunity	383	154	223	202	149
2010 Long-Term Incentive Grant Opportunity	850	359	379	399	279

2010 Total Target Direct Compensation Opportunity	1,743	793	973	911	698
2011 Peer Group Total Direct Compensation — 50th Percentile	2,096	917	634	634	742
Difference	(17)%	(14)%	53%	44%	(6)%

(1)	Mr. Bennett’s salary was converted to U.S. dollars using 1.484 USD/EUR in the table, consistent with the 2011 compensation study presented to the Compensation Committee. This rate was utilized for comparative purposes since it is the rate utilized in the Towers Perrin 2009 compensation study.

2011 Total Target Direct Compensation Opportunity

Subsequent to the 2011 stock-based compensation grants and base salary increases, a comparison of our Named Executive’s target TDC opportunity for 2011 (the sum of 2011 base salary, 2011 target cash bonus and 2011 LTI opportunity) compared to the 50th percentile of the average 2011 annual target TDC opportunity for comparable positions at the 2011 peer group companies is the following:

	Paul	Bryan	Paul	Mark	Rick
	Arling	Hackworth	Bennett(1)	Kopaskie	Firehammer
(In thousands)	($)	($)	($)	($)	($)

2011 Base Salary	550	310	378	320	290
2011 Target Annual Bonus Incentive Opportunity	440	155	227	192	145
2011 Long-Term Incentive Opportunity	1,100	380	380	399	311

2011 Total Target Direct Compensation Opportunity	2,090	845	985	911	746
2011 Peer Group Target Total Direct Compensation 50th Percentile	2,096	917	634	634	742
Difference	0%	(8)%	55%	44%	1%

(1)	Mr. Bennett’s salary was converted to U.S. dollars using 1.484 USD/EUR in the table, consistent with the 2011 compensation study presented to the Compensation Committee. This rate was utilized for comparative purposes since it is the rate utilized in the Towers Perrin 2009 compensation study.

Other Compensation

All Other Compensation — We provide our executives (including the Named Executives) with other benefits, reflected in the “All Other Compensation” column in the “Summary Compensation Table” below, that we believe are reasonable, competitive and consistent with our overall executive compensation program. Other compensation includes premiums paid on life insurance policies and Company contributions to our defined contribution 401(k) plan, which is generally available to all employees. We also provide the associated tax gross-up on the premiums paid on behalf of the executive officers (including the Named Executives) for their life insurance policy.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public Company may deduct for compensation paid to the Company’s CEO or any of our four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under the Code for “qualifying performance-based” compensation.

We may from time to time pay or award compensation to our executive officers that may not be deductible. Furthermore, because of the ambiguities and uncertainties as to the application and interpretation of the Code and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts in this area, that compensation intended by us to satisfy the requirements for deductibility under the Code does in fact do so. In 2008, $0.1 million of Mr. Arling’s compensation related to stock option exercises was not deductible under Section 162(m). In 2009, $0.7 million of Mr. Arling’s compensation related to stock option exercises was not deductible under Section 162(m). In 2010, $51 thousand of Mr. Arling’s compensation related to stock option exercises was not deductible under Section 162(m). Deductible compensation for the other four Named Executives for 2008, 2009 and 2010 was not limited. The Compensation Committee does not believe that the Code will limit the deductibility of compensation expected to be paid by the Company during 2011 to the other four Named Executives, however, in the event Mr. Arling receives compensation related to stock option exercises during 2011, some of his compensation may not be deductible under Section 162(m).

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Compensation Agreements

Paul D. Arling.  On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009 and amend the agreement by providing Mr. Arling a stay bonus. The stay bonus of $200,000 was paid to Mr. Arling on December 15, 2007. This agreement and amendments did not modify the $200,000 non-recourse interest-bearing secured loan provided to Mr. Arling by an earlier agreement. The loan was used by Mr. Arling for the acquisition of his primary residence in Southern California. The loan bore interest at the rate of 5.28% per annum and was payable annually to us on each December 15th. Mr. Arling received grossed-up payments to assist him in the payment of interest on the loan and the taxes resulting from these payments. The loan was secured by Mr. Arling’s primary residence located in Southern California. Mr. Arling paid the entire principal balance on December 15, 2007 and the Company has since released the security on his primary residence. In February 2008, the parties agreed to extend the expiration date of this employment agreement, as amended, to April 30, 2011. Presently, as a result of the renewal feature of this agreement, Mr. Arling’s employment agreement is allowed to renew and is presently set to expire on April 30, 2012.

This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with plans and policies established by that committee.

If, during the term of the agreement, Mr. Arling should resign for “good reason” (as defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in our benefit plans, for an eighteen-month period following such resignation or twenty-four months if such resignation is due to a “Change in Control,” as defined in the agreement (see “Potential Payments upon Termination or Change in Control” below).

Paul J.M. Bennett.  On June 16, 1996, our subsidiary, Universal Electronics B.V., entered into an employment agreement with Mr. Bennett. We believe that the agreement contains terms and provisions that are typical of these types of agreements in the Netherlands. Mr. Bennett has also received a salary continuation agreement from us (see “Salary Continuation Agreements” below).

Salary Continuation Agreements — Messrs. Hackworth, Bennett, Kopaskie and Firehammer and certain other officers have salary continuation agreements (“SCA”). Each SCA takes effect upon the occurrence of a “Change in Control”. When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.

Under each SCA, if we terminate the executive or other officer’s employment for reasons other than the executive’s or other officer’s death or disability or “for cause” (as defined in each SCA) or if the executive or other officer resigns for “good reason” (as defined in each SCA which includes resignation in connection with a “Change in Control”), the executive or other officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation. In addition, the executive or other officer may continue all health, disability and life insurance benefits. Included in other incentive compensation is the cash value of all stock-based compensation held by the executive or other officer including any unvested stock-based compensation which, under the terms of the stock-based compensation agreements, would become fully vested on the date of the executive’s or other officer’s termination or resignation. The executive or officer would be eligible for these benefits under the SCA for periods ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition) following such termination or resignation.

Potential Payments upon Termination or Change in Control

Severance Plan for Executive Officers

Except for the severance benefits provided to Mr. Arling as part of his employment agreement, we do not have a written severance benefits program for our Named Executives. However, in the past we have provided severance packages to certain executives and in the future we will continue to provide such benefits if we determine they are in the best interest of the Company and our stockholders.

Definitions of Termination Scenarios

“For Cause” Termination — Generally speaking, “cause” is defined as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed their duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstratably injurious to the property or business of the Company; or (iii) the executive’s commission of fraud, misappropriation or a felony.

“Constructive Termination” — In general, “constructive termination” occurs on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for “cause”) if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company’s By-

laws; (ii) a change in the executive’s functions, duties, or responsibilities such that the executive’s position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a “Change in Control”.

“Change in Control” — A “Change in Control” occurs when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.

“Good Reason” — For Mr. Arling, a termination for “good reason” is defined in his employment agreement and includes an executive’s resignation as a result of one of the following:

•	the attempted discontinuance or reduction in the executive’s “base cash salary”;

•	the attempted discontinuance or reduction in an executive’s bonuses and/or incentive compensation award opportunities under plans or programs applicable to them, unless the discontinuance or reduction is a result of the Company’s policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in the executive’s stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company’s policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in an executive’s perquisites from those historically provided during the executive’s tenure with the Company and generally applicable to executive employees of the Company;

•	the relocation of the executive to an office (other than the Company’s headquarters) located more than fifty miles from his current office location;

•	the significant reduction in the executive’s responsibilities and status within the Company or a change in his title(s) or position(s);

•	the attempted discontinuance of the executive’s participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company’s policy applied equally to all participants;

•	the attempted reduction of the Executive’s paid vacation to less than that provided in his agreement;

•	the failure by the Company to obtain an assumption of Company’s obligations under the executive’s agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or

•	the occurrence of a “Change in Control”.

For the Other Named Executives, the term “Good Reason” is defined in the SCA’s as (i) a significant change in the nature or scope or the location for the exercise or performance of the Executive’s authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting the Executive’s position, the Executive is unable to exercise the authorities, power, function or duties attached to the Executive’s position and contemplated by the SCA.

Stock Option and RSA Acceleration

Acceleration upon termination without cause or due to constructive termination — In the event that an executive’s employment with the Company is terminated without cause or in the event of constructive termination, the executive will become immediately fully vested in his or her equity incentive compensation grants, to the extent not previously vested.

Tax Gross-Up

In the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by section 4999 of the tax code, or any interest or penalties with respect to the excise tax (together the “excise tax”), the Company will pay to the participant an additional payment (a “gross-up payment”) in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the Payment.

The amounts in the following table assume that the Named Executives terminated employment effective December 31, 2010. The closing price of UEIC common stock was $28.37 on that date. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan, the payment of accrued vacation, and payments, if any, provided as additional severance.

						Aggregate	Aggregate	Aggregate	Aggregate
						Value of	Value of	Value of	Value of
						Vested	Unvested	Vested	Unvested	Tax
						Stock	Stock	Restricted	Restricted	Gross-
(In thousands)		Total	Salary	Bonus	Other	Options	Options	Stock	Stock	Up
Name	Termination Scenario	($)	($)	($)	($)	($)	($)	($)	($)	($)

Paul Arling	Without Cause	7,705	765	338	43	4,709	605	91	1,154	—
	Good Reason	7,705	765	338	43	4,709	605	91	1,154	—
	Change in Control	8,665	1,021	450	58	4,709	605	91	1,154	577
	Hostile Acquisition	8,665	1,021	450	58	4,709	605	91	1,154	577
Bryan Hackworth	Without Cause	1,235	—	—	—	450	238	36	511	—
	Good Reason	1,235	—	—	—	450	238	36	511	—
	Change in Control	1,632	280	105	12	450	238	36	511	—
	Hostile Acquisition	2,029	560	210	24	450	238	36	511	—
Paul Bennett	Without Cause	2,094	—	—	—	1,148	311	42	593	—
	Good Reason	2,094	—	—	—	1,148	311	42	593	—
	Change in Control	2,843	498	173	78	1,148	311	42	593	—
	Hostile Acquisition	3,590	996	345	155	1,148	311	42	593	—
Mark Kopaskie	Without Cause	1,369	—	—	—	403	315	46	605	—
	Good Reason	1,369	—	—	—	403	315	46	605	—
	Change in Control	2,037	465	173	30	403	315	46	605	—
	Hostile Acquisition	2,704	930	345	60	403	315	46	605	—
Rick Firehammer	Without Cause	638	—	—	—	79	144	28	387	—
	Good Reason	638	—	—	—	79	144	28	387	—
	Change in Control	1,221	405	150	28	79	144	28	387	—
	Hostile Acquisition	1,804	810	300	56	79	144	28	387	—

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2010 and in our 2011 proxy statement. This report is provided by the following independent directors, who comprise the committee:

J.C. Sparkman (Chairman)
Satjiv S. Chahil
Gregory P. Stapleton

Assessment of Risk Related to Compensation Programs

Based on the Company’s recent assessment, the Company has determined that none of its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. To conduct this assessment, the Company completed an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans or programs. Based on this inventory, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk. The Company believes that the Company’s overall cash versus equity pay mix, balance of shorter-term versus longer-term performance focus and “clawback” policy all work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term stockholder value, while taking only necessary and prudent risks. In this regard, the Company’s strong ethics and its corporate compliance systems, which are overseen by the Audit Committee, further mitigate against excessive or inappropriate risk taking. The Compensation Committee, with assistance from its independent compensation consultant, Pay Governance LLC, reviewed the Company’s executive compensation policies and practices. Based on their consideration of these assessments, the Committee concurred with the Company’s determination.

Summary Compensation Table

				Stock	Option	All Other
	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)	($)

Paul D. Arling,	2010	510,300	225,000	425,960	424,490	28,825	1,614,575
Chairman of the Board and Chief	2009	510,300	—	547,000	502,540	28,640	1,588,480
Executive Officer	2008	510,300	360,000	549,990	—	25,945	1,446,235
Bryan M. Hackworth,	2010	280,000	105,000	179,350	180,470	12,145	756,965
Chief Financial Officer and Senior	2009	250,000	—	245,870	193,950	12,110	701,930
Vice President	2008	239,880	150,000	180,010	—	9,410	579,300
Paul J.M. Bennett(5),	2010	332,000	115,000	189,320	189,550	51,680	877,550
Executive Vice President and	2009	348,500	—	306,620	268,210	56,840	980,170
Managing Director, Europe	2008	358,710	170,000	210,010	—	64,240	802,960
Mark S. Kopaskie,	2010	310,000	115,000	199,280	199,760	20,095	844,135
Executive Vice President and	2009	310,000	—	306,620	268,210	20,015	904,845
General Manager, U.S.	2008	300,650	200,000	249,990	—	14,565	765,205
Richard A. Firehammer Jr.,	2010	270,000	100,000	139,500	139,610	18,550	667,660
Senior Vice President and	2009	250,000	—	177,000	107,430	18,930	553,360
General Counsel	2008	239,980	120,000	130,010	—	18,430	508,420

(1)	The total cash awarded to named executives in 2008 was $1 million. This amount relates to our performance in 2008 and 2007 and vests ratably over eight quarters beginning on March 31, 2009 and continued each calendar quarter thereafter until it was paid in full. For further information about this award refer to the “Executive Long-Term Incentive Plan” section above. No bonuses were earned in 2009. The total cash awarded to named executives in 2010 was $0.7 million. For further information about this award refer to the “2010 Annual Bonus Incentive” section above.

(2)	This column represents the total grant date fair value of restricted stock awards granted during 2010, 2009 and 2008. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(3)	This column represents the total grant date fair value of stock options granted during 2010 and 2009. No stock options were granted to Named Executives in 2008. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(4)	See the “All Other Compensation Table” below for additional information.

(5)	Mr. Bennett’s salary and other compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.328 USD, 1.394 USD, and 1.464 USD for 2010, 2009 and 2008, respectively.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

				Contributions
		Premiums		to Defined			Total All
		for Life	Tax	Contribution	Leased	Other	Other
Name of		Insurance(1)	Payments(2)	Plan	Vehicle	Benefits	Compensation
Executive	Year	($)	($)	($)	($)	($)	($)

Mr. Arling	2010	13,774	6,801	8,250	—	—	28,825
	2009	13,774	6,616	8,250	—	—	28,640
	2008	13,774	6,618	5,553	—	—	25,945
Mr. Hackworth	2010	2,600	1,295	8,250	—	—	12,145
	2009	2,606	1,254	8,250	—	—	12,110
	2008	2,606	1,251	5,553	—	—	9,410
Mr. Bennett(3)	2010	—	—	12,655	34,273	4,752	51,680
	2009	—	—	13,283	38,569	4,988	56,840
	2008	—	—	20,264	40,392	3,584	64,240
Mr. Kopaskie	2010	6,088	3,007	11,000	—	—	20,095
	2009	6,088	2,927	11,000	—	—	20,015
	2008	6,088	2,924	5,553	—	—	14,565
Mr. Firehammer	2010	7,215	3,085	8,250	—	—	18,550
	2009	7,215	3,465	8,250	—	—	18,930
	2008	7,215	3,465	7,750	—	—	18,430

(1)	This column represents taxable payments made for life insurance premiums for the Named Executives. As of December 31, 2010, 2009 and 2008, the aggregate face value of the insurance policies for the Named Executives was $3,625,000.

(2)	This column represents taxes reimbursed to the Named Executives resulting from the premiums we paid on their life insurance policies mentioned in note 2 above.

(3)	Mr. Bennett’s compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.328 USD, 1.394 USD, and 1.464 USD for 2010, 2009 and 2008, respectively.

Grants of Plan-Based Awards in Fiscal 2010

The following table provides information about restricted stock awards and stock options granted to our Named Executives during 2010.

			All Other	All Other	Option
			Stock Awards:	Option Awards:	Exercise		Grant Date
			Number of	Number of	or Base	Closing Market	Fair Value of
			Shares of	Securities	Price of	Price on	Stock and
	Stock		Stock or	Underlying	Option	Option	Option
	Incentive		Units	Options	Awards(2)	Grant Date	Awards
Name of Executive	Plan	Grant Date(1)	(#)	(#)	($/Share)	($/Share)	($)

Mr. Arling	2006	1/25/2010	17,100				425,960
	2003	1/25/2010		3,875	24.91	24.85	43,980
	2006	1/25/2010		33,525	24.91	24.85	380,510
Mr. Hackworth	2006	1/25/2010	7,200				179,350
	2006	1/25/2010		15,900	24.91	24.85	180,470
Mr. Bennett	2006	1/25/2010	7,600				189,320
	2006	1/25/2010		16,700	24.91	24.85	189,550
Mr. Kopaskie	2006	1/25/2010	8,000				199,280
	2006	1/25/2010		17,600	24.91	24.85	199,760
Mr. Firehammer	2006	1/25/2010	5,600				139,500
	2006	1/25/2010		12,300	24.91	24.85	139,610

(1)	The restricted stock and stock option awards granted on January 25, 2010 are subject to a 4-year vesting period with 0% of the grant vesting each quarter during year 1 and 33.3% each quarter in years 2, 3, and 4.

(2)	The option exercise price is based upon the average of the high and low trades on the grant date.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information on the stock options and restricted stock awards held by the Named Executives at December 31, 2010:

	Option Awards					Stock Awards
						Number of
	Number of	Number of				Shares or	Market Value
	Securities	Securities				Units of	of Shares or
	Underlying	Underlying		Option		Stock That	Units of
	Unexercised	Unexercised		Exercise	Option	Have Not	Stock That Have
	Options (#)	Options (#)		Price(2)	Expiration	Vested(4)	Not Vested(5)
Name of Executive	Exercisable	Unexercisable(1)		($)	Date(3)	(#)	($)

Mr. Arling	50,000	—		15.98	2/5/2012	15,013	425,919
	80,000	—		8.45	11/12/2012	8,550	242,564
	80,000	—		12.58	3/24/2014	17,100	485,127
	80,000	—		17.585	1/21/2015
	30,492	39,208	*	16.25	3/10/2019
	—	37,400	**	24.91	1/25/2020
Mr. Hackworth	15,000	—		15.76	6/28/2014	7,506	212,945
	11,000	—		17.585	1/21/2015	3,318	94,132
	11,768	15,132	*	16.25	3/10/2019	7,200	204,264
	—	15,900	**	24.91	1/25/2020
Mr. Bennett	10,000	—		15.98	2/5/2012	8,757	248,436
	38,700	—		12.58	3/24/2014	4,557	129,282
	20,000	—		17.585	1/21/2015	7,600	215,612
	16,275	20,925	*	16.25	3/10/2019
	—	16,700	**	24.91	1/25/2020
Mr. Kopaskie	20,000	—		18.07	9/1/2016	8,757	248,436
	16,275	20,925	*	16.25	3/10/2019	4,557	129,282
	—	17,600	**	24.91	1/25/2020	8,000	226,960
Mr. Firehammer	6,518	8,382	*	16.25	3/10/2019	6,255	177,454
	—	12,300	**	24.91	1/25/2020	1,800	51,066
						5,600	158,872

(1)	Stock options generally vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant. The stock options marked with a (*) vest at a rate of 6.25% per quarter with full vesting on the fourth anniversary of the date of grant. The stock options marked with a (**) vest at a rate of 8.33% per quarter beginning on 4/25/2011 with full vesting on the fourth anniversary of the date of grant.

(2)	The option exercise prices are based upon the average of the high and low trades on the grant dates.

(3)	Stock options granted by us have a ten-year term.

(4)	The unvested restricted stock awards will vest as follows:

•	Mr. Arling: 23,088 shares during 2011, 9,500 shares during 2012, 6,650 shares during 2013, and 1,425 shares during 2014.

•	Mr. Hackworth: 10,781 shares during 2011, 3,875 shares during 2012, 2,768 shares during 2013, and 600 shares during 2014.

•	Mr. Bennett: 12,682 shares during 2011, 4,558 shares during 2012, 3,041 shares during 2013, and 633 shares during 2014.

•	Mr. Kopaskie: 12,783 shares during 2011, 4,692 shares during 2012, 3,173 shares during 2013, and 666 shares during 2014.

•	Mr. Firehammer: 8,456 shares during 2011, 2,667 shares during 2012, 2,066 shares during 2013, and 466 shares during 2014.

Please see “Compensation Discussion and Analysis” under the heading Stock-Based Compensation for further information related to our restricted stock awards.

(5)	The market value of unvested restricted stock awards is calculated based on the $28.37 closing price of UEIC common stock on December 31, 2010.

Option Exercises and Stock Vested

The following table provides information about options exercised and stock vested for the Named Executives during the year ended December 31, 2010:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
Name of Executive	(#)	($)	(#)	($)

Mr. Arling	30,000	332,595	16,660	374,063
Mr. Hackworth	—	—	6,513	146,231
Mr. Bennett	1,300	19,396	7,900	177,399
Mr. Kopaskie	10,000	100,730	8,464	190,048
Mr. Firehammer	—	—	4,716	105,858

(1)	Represents the amounts realized based upon the difference between the market price of UEIC stock on the date of exercise and the exercise price.

(2)	Represents the amounts realized based on the fair market value of UEIC stock on the vesting date, which is defined as the average of the high and low trades on that date.

RELATED PERSONS TRANSACTIONS

Review and Approval of Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement. There were no related party transactions during 2010.

Stock Ownership by Directors, Executive Officers and Other Beneficial Owners

Our Common Stock is our only outstanding class of equity securities. Ownership as of April 1, 2011 of our Common Stock by each director/nominee, each of the Named Executives, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our Common Stock, is as follows:

	Shares of
	Common Stock		% of Shares
	Beneficially Owned		Issued
	as of		as of
Name and Address(1)	April 1, 2011		April 1, 2011

Directors and Nominee
Paul D. Arling	400,851	(2)	2.61%
Satjiv S. Chahil	75,061	(3)	*
William C. Mulligan	80,289	(4)	*
J.C. Sparkman	64,721	(5)	*
Gregory P. Stapleton	28,226	(6)	*
Carl E. Vogel	13,749	(7)	*
Edward K. Zinser	42,188	(8)	*
Non-Director Named Executive Officers
Bryan M. Hackworth	53,337	(9)	*
Paul J. M. Bennett	141,544	(10)	*
Mark S. Kopaskie	53,773	(11)	*
Richard A. Firehammer Jr.	11,792	(12)	*
All Directors and Named Executive Officers as a Group (11 persons)	965,531		6.17%
Beneficial Owners of More than 5% of the Outstanding Company Stock
CG International Holdings Limited	1,460,000	(13)	9.73%
BlackRock Inc.	1,118,612	(14)	7.45%
Royce & Associates, LLC	1,021,437	(15)	6.81%

*	Less than one percent.

(1)	The address for each Director/Nominee and each Non-Director Named Executive Officer listed in this table is c/o Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.

(2)	Includes 327,966 shares subject to options exercisable and 1,425 shares subject to restricted stock exercisable within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

(3)	Includes 20,000 shares subject to options exercisable within 60 days.

(4)	Includes 45,257 shares subject to options exercisable within 60 days.

(5)	Includes 20,000 shares subject to options exercisable within 60 days.

(6)	Includes 20,000 shares subject to options exercisable within 60 days.

(7)	Includes 6,666 shares subject to options exercisable within 60 days.

(8)	Includes 20,000 shares subject to options exercisable within 60 days.

(9)	Includes 40,775 shares subject to options exercisable and 600 shares subject to restricted stock exercisable within 60 days.

(10)	Includes 88,691 shares subject to options exercisable and 634 shares subject to restricted stock exercisable within 60 days.

(11)	Includes 40,066 shares subject to options exercisable and 667 shares subject to restricted stock exercisable within 60 days.

(12)	Includes 8,475 shares subject to options exercisable and 467 shares subject to restricted stock exercisable within 60 days.

(13)	As reported on Schedule 13G as filed on November 10, 2010 with the Securities and Exchange Commission by CG International Holdings Limited, an exempted company, with its principal business office at 20/F, East Point Centre, 555 Hennessy Road, Hong Kong.

(14)	As reported on Schedule 13G/A as filed on February 9, 2011 with the Securities and Exchange Commission by BlackRock, Inc., an investment advisor company, with its principal business office at 40 East 52nd Street, New York, NY 10022.

(15)	As reported on Schedule 13G/A as filed on January 26, 2011 with the Securities and Exchange Commission by Royce & Associates, LLC, an investment advisor company, with its principal business office at 745 Fifth Avenue, New York, NY 10151.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Did all directors and executive officers comply with Section 16(a) reporting requirements?

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires any person who is a director or officer of Universal, or the beneficial owner of more than ten percent of any class of our registered class equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the NASDAQ Stock Market. Such persons are further required to furnish us with copies of all such forms they file. Based solely on our review of the copies of such forms filed, we have determined that all of the documents required to be filed pursuant to Section 16(a) have been filed, except that each of Messrs. Arling, Bennett, Firehammer, Hackworth and Kopaskie were late filing two Forms 4 in 2010 reporting transactions involving restricted stock issuances due to lack of staffing. We continue to take steps necessary to ensure the timely filing of all such reports by providing each reporting person clear information with respect to the Section 16(a) reporting requirements.

Stockholder Proposals

How may stockholders make proposals or director nominations for the 2012 annual meeting?

If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the Commission concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630 and must be received no later than the close of business on December 31, 2011. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(2), the proposal must be received by us at the same address no later than March 15, 2012.

In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for director nominations at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 31, 2010 and must have complied with the requirements of, and be accompanied by all the information required by, the Securities and Exchange Commission’s proxy rules and Article IV of our Amended and Restated By-laws (Article IV is included with this Proxy Statement as Appendix B). We received no stockholder recommendations for director nominations for this Annual Meeting of Stockholders.

Proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for the 2012 Annual Meeting, unless we have notice of the proposal and receive specific voting instructions with respect thereto by March 15, 2012.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Appendix A

UNIVERSAL ELECTRONICS INC.
DIRECTOR INDEPENDENCE STANDARDS

The Board of Directors of Universal Electronics Inc. (the “Company”) has adopted the following Director Independence Standards to assist in determining the independence of a director. In order for a director to be considered “independent,” the Board must affirmatively determine that the director has no relationship that would interfere in the exercise of independent judgment in carrying out the responsibilities of a director. In each case, the Board will consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board also will consider such other criteria as it may from time to time deem appropriate.

1.	A director will not be considered “independent” if the director fails to qualify as an “independent director” under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. In addition, a director will not be independent if, during the current year or within the preceding three years: (a) the director was employed by the Company; (b) the director received, or an immediate family member received, more than $60,000 per year in payments from the Company, other than compensation (i) for board or board committee service, (ii) payments arising solely from investments in the Company’s securities, (iii) compensation paid to a family member who is a non-executive employee of the Company, (iv) benefits under a tax-qualified retirement plan or nondiscretionary compensation or (v) loans permitted under Section 13(k) of the Securities Exchange Act of 1934; (c) an immediate family member of the director was employed by the Company as an executive officer; (d) any organization, of which the director or an immediate family member is a partner, executive officer or controlling stockholder, received payments from the Company in any year exceeding the greater of $200,000 and 5% of the recipient’s consolidated gross revenues for that year, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs; or (e) any executive officer of the Company served on the compensation committee of a company which employed the director, or which employed an immediate family member of the director, as an executive officer. Finally, a director will not be considered independent if the director or an immediate family member is a current partner of the Company’s independent auditor or was a partner or employee of the Company’s independent auditor that worked on the Company’s audit at any time during the past three years.

2.	In addition to the relationships described in paragraph 1, an Audit Committee member must not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from the Company, except as a director or member of the Audit Committee or (ii) be an affiliated person of the Company, except as a director or member of any committee. An Audit Committee member may receive fees in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	The Board will undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with the Company to enable the Board to evaluate the director’s independence.

4.	A director has an affirmative obligation to inform the Board of any material changes in circumstances or relationships that may impact designation by the Board as “independent”. This obligation includes all business, charitable and other relationships between directors (including immediate family members) and the Company.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children and siblings and anyone who resides in such person’s home, and “Company” includes Universal Electronics Inc. and any subsidiary thereof.

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Appendix B

UNIVERSAL ELECTRONICS INC.
BY-LAWS, ARTICLE IV

STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES

Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of the date of the Proxy Statement released to stockholders in connection with the previous year’s annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, a reasonable time in advance of the meeting. For purposes of this Section, a “reasonable time in advance of the meeting” is at least fifteen (15) days before the date that the Proxy Statement in connection with such meeting is to be mailed to the stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person and persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or at the meeting to nominate the by proxy person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

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IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2011.

Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/UEIC
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
 A    Proposals - The Board of Directors recommends a vote FOR the nominee listed, FOR Proposal 2 and 4, and every
       3 YRS for Proposal 3.

1. Election of Director:	For	Withhold

01 - Paul D. Arling	☐	☐	+
The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2012 or until the election and qualification of his successor.

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐	3.	Say When on Pay - An advisory vote on the approval of the frequency of stockholder votes on executive compensation.	☐	☐	☐	☐
		For	Against	Abstain

4.	Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants, as the Company’s auditors for the year ending December 31, 2011.	☐	☐	☐
 B   Non-Voting Items
Change of Address — Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Universal Electronics Inc.

Meeting Details
6101 Gateway Drive, Cypress, California 90630
Notice of Annual Meeting of Stockholders to be held on Thursday, June 9, 2011
The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 18, 2011 at the Annual Meeting of Stockholders to be held on Thursday, June 9, 2011 at 4:00 p.m., Pacific Daylight Time or any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED “FOR” THE NOMINEE FOR ELECTION AS DIRECTOR, TO APPROVE EXECUTIVE COMPENSATION, TO HOLD A STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION EVERY 3 YEARS, AND TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, June 9, 2011, at 4:00 p.m. (Pacific Daylight Time). The Proxy Statement and the Annual Report on Form 10-K are available at www.uei.com under the heading “About Us” and then “Investor” and then “SEC Filings”.